Exhibit 10.1

EXECUTION VERSION

€300,000,000

CREDIT AGREEMENT

dated as of May 22, 2019,

by and among

CABOT CORPORATION,

as the Company and the Guarantor,

CABOT LUXEMBOURG TC S.A.R.L., LUXEMBOURG, SCHAFFHAUSEN BRANCH,

CABOT GMBH,

CABOT SWITZERLAND GMBH,

CABOT CARBON LIMITED,

PT CABOT INDONESIA,

PT CABOT ASIA PACIFIC SOUTH,

CERTAIN OTHER SUBSIDIARIES OF THE COMPANY FROM TIME TO TIME PARTY HERETO,

as the Borrowers,

The Lenders referred to herein,

as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent and

Swingline Lender,

WELLS FARGO SECURITIES, LLC,

as Sole Lead Arranger and Sole Bookrunner,

PNC BANK, NATIONAL ASSOCIATION and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Syndication Agents

and

MIZUHO BANK, LTD.,

as Documentation Agent

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SCHEDULES:

Schedule 2.01 – Commitments

Schedule 6.01 – Existing Liens

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – Form of U.S. Tax Compliance Certificates

Exhibit C – Form of Designated Borrower Request and Assumption Agreement

Exhibit D – Form of Designated Borrower Notice

Exhibit E – Form of Compliance Certificate

Exhibit F-1 – Form of Revolving Credit Note

Exhibit F-2 – Form of Swingline Note

Exhibit G – Form of Notice of Account Designation

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CREDIT AGREEMENT (this “Agreement”) dated as of May 22, 2019, among CABOT CORPORATION, a Delaware corporation (the “Company”), as the Guarantor, Cabot Luxembourg TC S.a.r.l., Luxembourg, Schaffhausen Branch, a Luxembourg private limited liability company (société à responsabilité limitée), existing under the laws of the Grand-Duchy of Luxembourg, having its registered office at 15, Boulevard F.W. Raiffeisen L - 2411 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 186143 and registered with the commercial register of the Canton of Schaffhausen under number CHE-378.778.759 with a registered office at Mühlentalstrasse 36/38 8200 Schaffhausen (“Cabot Luxembourg”), Cabot GmbH, a German limited liability company (“Cabot Germany”), Cabot Switzerland GmbH, a Swiss limited liability company registered with the commercial register of the Canton of Schaffhausen under number CHE-115.488.533 with a registered office at Mühlentalstrasse 36/38 8200 Schaffhausen (“Cabot Switzerland”), Cabot Carbon Limited, an English limited liability company with registered number 00462857 (“Cabot Carbon”), PT Cabot Indonesia, a limited liability company organized under the laws of the Republic of Indonesia (“Cabot Indonesia”), PT Cabot Asia Pacific South, a limited liability company organized under the laws of the Republic of Indonesia (“Cabot Asia Pacific”), certain Subsidiaries of the Company from time to time party hereto pursuant to Section 2.23 (each, a “Designated Borrower” and, together with Cabot Luxembourg, Cabot Germany, Cabot Switzerland, Cabot Carbon, Cabot Indonesia, and Cabot Asia Pacific, collectively, the “Borrowers” and each, a “Borrower”), the LENDERS from time to time party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition”, by any Person, means the acquisition by such Person (other than a transaction that would be classified as a capital expenditure in accordance with GAAP), in a single transaction or in a series of related transactions, of all or any substantial portion (constituting a separate business unit) of the assets of another Person or at least a majority of the Equity Interests with ordinary voting power of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Act” has the meaning assigned to such term in Section 10.14.

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“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Wells Fargo Bank, National Association (including its subsidiaries and Affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Indemnitee” has the meaning assigned to it in Section 10.03(c).

“Agent Party” has the meaning assigned to it in Section 10.01(d)(ii).

“Agreed Currencies” means (a) U.S. Dollars, (b) Euro, (c) Pounds Sterling, (d) Swiss Francs, and (e) any other Foreign Currency acceptable to all of the Lenders.

“Agreement” has the meaning assigned to such term in the preamble.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Applicable Foreign Borrower Documents” has the meaning assigned to such term in Section 3.12(a).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Loan Party or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing or money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Credit Exposure then in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurocurrency Revolving Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurocurrency Spread” or “Facility Fee Rate”, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

Tier	Rating	Eurocurrency Spread	ABR	Facility Fee Rate

I	≥ A2 / A	0.680%	0%	0.070%

II	< A2 / A and ≥ A3 / A-	0.900%	0%	0.100%

III	< A3 / A- and ≥ Baa1 / BBB+	1.000%	0%	0.125%

IV	< Baa1 / BBB+ and ≥ Baa2 / BBB	1.100%	0.100%	0.150%

V	≤ Baa3 / BBB-	1.200%	0.200%	0.175%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Tier V; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Tiers, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Tiers lower than the other, in which case the Applicable Rate shall be determined by reference to the Tier next above that of the lower of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Company to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Applicant Borrower” has the meaning assigned to such term in Section 2.23(b).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means, collectively, Wells Fargo Securities, LLC, in its capacity as sole bookrunner and sole lead arranger hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” and “Borrowers” each has the meaning assigned to such term in the preamble.

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2, duly completed and filed by the relevant Borrower within the applicable time limit, which contains the scheme reference number and jurisdiction of tax residence provided by the applicable Lender to the Company and the Administrative Agent.

“Borrower Materials” has the meaning assigned to such term in Section 10.01(d).

“Borrowing” means (a) Revolving Loans of the same Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by the Company, on behalf of the Borrowers, for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the applicable Agreed Currency in the London interbank market or (other than in respect of Borrowings denominated in U.S. Dollars or Euro) the principal financial center of such Agreed Currency, and (b) when used in connection with a Eurocurrency Loan denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in Euro.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means an event or series of events by which:

(a)         any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding members of the Cabot family, any employee benefit plan of the Company or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of twenty-five percent (25%) or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)         during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c)         the Company ceases to own, directly or indirectly, greater than 90% of the Equity Interests in each Borrower, or any Borrower ceases to be a consolidated Subsidiary of the Company.

“Change in Law” means (a) the adoption of or taking effect of any law, rule, regulation, or treaty (including any rules or regulations issued under or implementing any existing law) after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or by any applicable lending office of such Lender) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in implementation thereof, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel

Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case under Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 10.13.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is €300,000,000.

“Company” has the meaning assigned to such term in the preamble.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Computation Date” has the meaning assigned to such term in Section 2.04.

“Consolidated” or “consolidated” means, with reference to any term defined herein, that term as applied to the accounts of the Company and its Subsidiaries, consolidated in accordance with GAAP.

“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income for such period plus (a) without duplication, to the extent deducted from revenues in determining such Consolidated Net Income, (i) interest expense (including capitalized interest, premium payments, debt discount, fees, charges and related expenses in connection with all Indebtedness, including for the deferred purchase price of assets and services, and fees and charges incurred under any Securitization Transactions), (ii) the provision for federal, state, local, foreign or other income taxes payable, (iii) depreciation expense, (iv) amortization expense, (v) non-cash stock-based compensation expense, (vi) any extraordinary, unusual or non-recurring expenses, losses and charges, including (A) impairment charges, (B) any restructuring charges or restructuring reversals, (C) any loss from the sales of assets outside the ordinary course of business, (D) costs related to acquisitions and dispositions, including transaction costs (whether or not the transaction is consummated), charges for the sale of inventories revalued at the date of acquisition and in-process research and development acquired, and the amortization of acquisition-related intangible assets, and (E) amortization or write-off of debt discount and debt issuance costs and commissions, discounts, debt refinancing costs and commissions and other fees and charges associated with Indebtedness, and (vii) other non-cash charges and expenses, minus (b) to the extent included in such Consolidated Net Income, (i) all non-cash income or gains, (ii) interest income, (iii) any extraordinary, unusual or non-recurring income or gains (including any gain from the sales of assets outside of the ordinary course of business), and (iv) income tax credits (to the extent not netted from income tax expense), all calculated for the Company and its Subsidiaries in accordance with GAAP on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period, if during such period the Company or any Subsidiary shall have made a Permitted Acquisition or sale of any business or Subsidiary permitted hereunder, Consolidated EBITDA for such period shall be calculated after giving effect to such Permitted Acquisition (and all associated Indebtedness) or such sale of any business or Subsidiary on a Pro Forma Basis as if such Permitted Acquisition or sale of any business or Subsidiary occurred on the first day of such period.

“Consolidated Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the Reference Period ended on such date.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period.

“Consolidated Tangible Net Worth” means, as of any date, (i) the consolidated stockholders’ equity of the Company as of such date (calculated excluding adjustments to translate foreign assets and liabilities for changes in foreign exchange rates made in accordance with Financial Accounting Standards Board Statement Nos. 52 and 133), minus (ii) to the extent reflected in determining such consolidated stockholders’ equity as of such date, the amount of Intangible Assets of the Company and its Subsidiaries on a consolidated basis.

“Consolidated Total Debt” means, as of any date of determination, the outstanding principal amount as of such date of all Indebtedness of the Company and its Subsidiaries on a consolidated basis.

“Consolidated Total Tangible Assets” means the aggregate amount of all assets of the Company and its Subsidiaries on a consolidated basis other than Intangible Assets.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Administrative Agent, the Swingline Lenders or any other Lender.

“CTA” means the Corporation Tax Act 2009.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days after the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified any Loan Party or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a Lender Parent that has, become the subject of a (A) Bankruptcy Event or (B) a Bail-In Action.

“Designated Borrower” has the meaning assigned to such term in the preamble.

“Designated Borrower Notice” has the meaning assigned to such term in Section 2.23(b).

“Designated Borrower Request and Assumption Agreement” has the meaning assigned to such term in Section 2.23(b).

“Disclosed Litigation” has the meaning assigned to such term in Section 3.05(a).

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States of America.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating to pollution and the protection of the environment, or the release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equivalent Amount” of any currency with respect to any amount of U.S. Dollars at any date means the equivalent in such currency of such amount of U.S. Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m. London time on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under subsections (b) and (c) of Section 414 of the Code (and, solely for the purposes of Section 412 of the Code, including subsections (m) and (o) of Section 414 of the Code).

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-

day notice period is waived); (b) the existence with respect to any Multiemployer Plan of an “accumulated funding deficiency” (as defined in Sections 412 and 431 of the Code or Sections 302 and 304 of ERISA), whether or not waived, or the determination that any Multiemployer Plan is in either “endangered status” or “critical status” (as defined in Section 432 of the Code or Section 305 of ERISA), or the failure of any Plan that is not a Multiemployer Plan to satisfy the minimum funding standards of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA, or the determination that any Plan that is not a Multiemployer Plan is in “at-risk” status (as defined in Section 430(i) of the Code or Section 303(i) of ERISA) or the imposition of any lien on any Loan Party or any of its ERISA Affiliates pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (g) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the withdrawal by any Loan Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA); (i) the engagement by any Loan Party or any ERISA Affiliate in a transaction that could reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA; (j) the engagement by any Loan Party in a non-exempt “prohibited transaction” (as defined under Section 406 of ERISA or Section 4975 of the Code) or a breach of a fiduciary duty under ERISA that could reasonably be expected to result in liability to the Company or any Subsidiary; (k) notification by the IRS of the failure of any Plan (and any related trust) that is intended to be qualified under Sections 401 and 501 of the Code to be so qualified; (l) the commencement, existence or threatening of a claim, action, suit or audit or other regulatory examination with respect to any Plan, other than a routine claim for benefits; or (m) the occurrence of an event with respect to any employee benefit plan described in Section 3(2) of ERISA that results in the imposition of an excise tax or any other liability on any Loan Party or of the imposition of a Lien on the assets of any Loan Party.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” or “€” means the single currency of the participating member states of the European Union.

“Euro Amount” of any currency at any date means (a) if such currency is Euro, the amount of such currency, or (b) with respect to any amount in any currency other than Euro, the equivalent in Euro of such amount, calculated on the basis of the Exchange Rate for such currency on or as of the most recent Computation Date provided for in Section 2.04.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurocurrency Payment Office” of the Administrative Agent shall mean, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to each Borrower (or the Company, on behalf of the Borrowers) and each Lender.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means on any day, for purposes of determining the Equivalent Amount or Euro Amount of any currency, the rate at which such currency may be exchanged into Dollars or Euro, respectively, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical average of the spot rates of exchange of the Administrative Agent for such currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of U.S. Dollars or Euro with such currency, for delivery two (2) Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed by the United States of America, (ii) imposed as a result of such Recipient being organized under the laws of, or having its principal office, or having a permanent establishment for Tax purposes (other than any permanent establishment that arises solely as a result of the actions contemplated by this Agreement), or in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (iii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal and United Kingdom withholding Taxes (excluding, in the case of United Kingdom withholding Taxes, (x) United Kingdom withholding Taxes with respect to which the applicable Lender as at the date of this Agreement is a UK Treaty Lender , and (y) United Kingdom withholding Taxes on payments made by any guarantor under any guarantee of the obligations) that are or would be required to be withheld on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such

Recipient’s failure to comply with Section 2.17(f) and (g), (d) any U.S. federal withholding Taxes imposed under FATCA, (e) any cost, loss or liability incurred in Luxembourg as a result of a voluntary registration or in accordance with a contractual obligation, or other action by a Credit Party with the Luxembourg Administration de l’Enregistrement, des Domaines et de la TVA, where such registration or action is not necessary to enforce, maintain, perfect or protect the rights of any Credit Party under the Loan Documents, (f) any part of any cost, expense or liability which represents Recoverable VAT and (g) Swiss Withholding Tax imposed as a result of a Recipient (i) making an incorrect declaration of its status as to whether or not it is a Swiss Qualifying Bank or (ii) failing to comply with its obligations under Section 10.04.

“FATCA” means (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, (b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction with the purpose (in either case) of facilitating the implementation of clause (a) above, or (c) any agreement pursuant to the implementation of clauses (a) or (b) above with the IRS, the United States government or any governmental or taxation authority in the United States.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Financial Officer” means, with respect to any Loan Party, the chief financial officer, principal accounting officer, treasurer or controller of such Loan Party.

“Foreign Currencies” means Agreed Currencies other than U.S. Dollars.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States of America, that are applicable to the circumstances as of the date of determination, consistently applied, or if the Company adopts the International Financial Reporting Standards (“IFRS”), IFRS, consistently applied.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guaranteed Obligations” has the meaning assigned thereto in Section 9.01.

“Guarantor” means the Company.

“Guaranty” means Article IX of this Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HMRC DT Treaty Passport Scheme” means the administrative simplification scheme designed to assist certain non-UK lenders in accessing reduced withholding tax rates on interest that are available within the UK’s tax treaties with other territories and which is administered by HM Revenue and Customs.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business and payable in accordance with customary practices), (e) all Indebtedness (excluding prepaid interest thereon) of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed or is limited in recourse, (f) all Guarantees by such Person of Indebtedness of another Person, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person arising under letters of credit, letters of guaranty, bankers’ acceptances and similar instruments (other than (i) commercial letters of credit issued in the ordinary course of business to the extent there is no overdue reimbursement obligation in respect thereof, (ii) solely for purposes of calculating the Consolidated Leverage Ratio, standby letters of credit and letters of guaranty issued in the ordinary course of business to the extent there is no overdue reimbursement obligation in respect thereof, and (iii) endorser liability with respect to bankers’ acceptances received by such Person as payment for goods or services in the ordinary course of business, so long as such Person is not the account party or drawer of the underlying draft), and (i) the outstanding principal amount of any Securitization Transaction of such Person, after taking into account reserve accounts. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a) hereof, Other Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person (other than a Subsidiary that is a Borrower or guarantor of the obligations under the JPM Credit Agreement) or subject to any other credit enhancement.

“Indonesian Borrower” means (i) Cabot Indonesia, (ii) Cabot Asia Pacific and (iii) any other Borrower which is incorporated in Indonesia.

“Ineligible Assignee” means (a) a natural person, (b) any Loan Party or any Affiliate or Subsidiary of a Loan Party, or (c) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or a relative thereof; provided that such company, investment vehicle or trust shall not constitute an Ineligible Assignee if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

“Intangible Assets” means the amount of all unamortized debt discount and expense, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expenses and other assets treated as intangible assets under GAAP (but not in any event including deferred taxes).

“Interest Election Request” means a request by the Borrowers or the Company, on behalf of the Borrowers, to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Maturity Date, (b) with respect to any Eurocurrency Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period and the Maturity Date, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), two (2), three (3) or six (6) months thereafter, as the Borrowers or the Company, on behalf of the Borrowers, may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any currency and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between (a) the LIBO Screen Rate for the longest period (for which a LIBO Screen Rate is available for such currency) that is shorter than such Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which a LIBO Screen Rate is available for such currency) that exceeds such Interest Period, in each case, at such time; provided, that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or guaranty of any obligation or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ITA” means the Income Tax Act 2007.

“JPM Credit Agreement” means that certain Credit Agreement dated as of October 23, 2015, by and among the Company, the other borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended by that certain Extension Agreement to Credit Agreement dated December 14, 2016, and as further amended by that certain Extension Agreement to Credit Agreement dated October 6, 2017, and as further amended, amended and restated, extended, modified or supplemented from time to time, or replaced or refinanced, in each case, with JPMorgan Chase Bank, N.A., as administrative agent, from time to time.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any applicable currency and for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing for any applicable currency and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for the relevant currency) for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, each Note delivered pursuant to this Agreement, and any other agreements, instruments, documents and certificates executed by or on behalf of any Loan Party and delivered to or in favor of the Credit Parties concurrently herewith or hereafter in connection with the Transactions hereunder, including any amendments, modifications or supplements thereto or waivers thereof.

“Loan Parties” means, collectively, the Borrowers and the Guarantor, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (a) in the case of a Loan or Borrowing denominated in U.S. Dollars, New York City time, and (b) in the case of a Loan or Borrowing denominated in a Foreign Currency, local time (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).

“Material Acquisition” means any Permitted Acquisition where the aggregate cash consideration exceeds $500,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of the Company and its Subsidiaries taken as a whole, or (b) the validity or enforceability of any material provision of any Loan Document or the rights or remedies of the Credit Parties thereunder.

“Maturity Date” means the earlier of (i) May 22, 2024 and (ii) the date of maturity, termination or expiration of the JPM Credit Agreement.

“Maximum Rate” has the meaning assigned to such term in Section 10.13.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Notes” means the collective reference to the Revolving Credit Notes and the Swingline Note.

“Notice of Account Designation” has the meaning assigned to such term in Section 2.07.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising solely from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document) and which shall, for the avoidance of doubt, be treated as Excluded Taxes.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in such Foreign Currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for such Foreign Currency as determined above and in an amount comparable to the unpaid principal amount of the related Borrowing, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such Foreign Currency.

“Participant” has the meaning assigned to such term in Section 10.04(c).

“Participant Register” has the meaning assigned to such term in Section 10.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by the Company or any Subsidiary that satisfies the following conditions:

(a)         in the case of an Acquisition of the Equity Interests of any Person, the board of directors (or other comparable governing body) of such other Person shall have approved the Acquisition; and

(b)         (i) no Default shall exist and be continuing immediately before or immediately after giving effect thereto, (ii) the representations and warranties made by the Loan Parties in any Loan Document (other than the representations and warranties contained in Sections 3.04(b), 3.05 and 3.09) shall be true and correct in all material respects (or in all respects if the applicable representation or warranty is already qualified by concepts of materiality) on and as of the date of such Acquisition (after giving effect thereto), and (iii) in the case of an Acquisition of any Person where the aggregate cash consideration exceeds $200,000,000, the Company shall have delivered to the Administrative Agent a certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, the Loan Parties would be in compliance with the Consolidated Leverage Ratio covenant set forth in Section 6.05 as of the most recent fiscal quarter for which the Loan Parties have delivered financial statements pursuant to Section 5.01(a) or (b).

“Permitted Encumbrances” means:

(a)         Liens imposed by law (other than Liens imposed under ERISA) for Taxes that are not yet due or are being contested in compliance with Section 5.04(a);

(b)         carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, lessors’ and other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04(a);

(c)         pledges and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security laws or regulations (other than any Lien imposed under ERISA);

(d)         deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)         Liens securing judgments for the payment of money not constituting an Event of Default under clause (j) of Article VII; and

(f)         easements, zoning restrictions, rights-of-way and similar encumbrances affecting real property that do not secure any substantial amount and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the applicable Person;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means any Investment by the Company or any Subsidiary that satisfies the following conditions: (a) no Default shall exist and be continuing immediately before or immediately after giving effect thereto, (b) the representations and warranties made by the Loan Parties in any Loan Document (other than the representations and warranties contained in Sections 3.04(b), 3.05 and 3.09) shall be true and correct in all material respects (or in all respects if the applicable representation or warranty is already qualified by concepts of materiality) on and as of the date of such Investment (after giving effect thereto), and (c) in the case of an Investment in any Person (other than the Company or any of its Subsidiaries) where the aggregate amount of such Investment exceeds $200,000,000, the Company shall have delivered to the Administrative Agent a certificate demonstrating that, upon giving effect to such Investment on a Pro Forma Basis, the Company and its Subsidiaries would be in compliance with the Consolidated Leverage Ratio covenant set forth in Section 6.05 as of the most recent fiscal quarter for which the Loan Parties have delivered financial statements pursuant to Section 5.01(a) or (b).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Pounds Sterling” or “£” means the lawful currency of the United Kingdom.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Forma Basis” means, for purposes of calculating the Consolidated Leverage Ratio covenant set forth in Section 6.05, that any Acquisition, Investment or any sale of any business or Subsidiary shall be deemed to have occurred as of the first day of the most recent four (4) fiscal quarter period preceding the date of such transaction for which the Company has delivered financial statements pursuant to Section 5.01(a) or (b). In connection with the foregoing, (a) income statement items (whether positive or negative) attributable to the Person or property acquired, or business or Subsidiary sold, shall be included to the extent relating to any period applicable in such calculations to the extent (i) such items are not otherwise included in such income statement items for the Company and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (ii) such items are supported by audited financial statements or other information reasonably satisfactory to the Administrative Agent and (b) any Indebtedness incurred or assumed by the Company or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction shall be deemed to have been incurred as of the first day of the applicable period.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Recipient” means, as applicable, (a) the Administrative Agent and (b) any Lender.

“Recoverable VAT” means any amount of VAT in respect of which the relevant Recipient is entitled to credit or repayment in the relevant jurisdiction.

“Reference Period” means, as of the last day of any fiscal quarter, the period of four (4) consecutive fiscal quarters of the Company and its Subsidiaries ending on such date.

“Register” has the meaning assigned to such term in Section 10.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, subject to Section 2.20, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than fifty percent (50%) of the sum of the Total Revolving Credit Exposures and unused Commitments at such time; provided that (i) if there are two or three Lenders at such time (Lenders that are Affiliates of one another being considered as one Lender for the purposes of this clause (i)), Required Lenders shall mean at least two Lenders holding such minimum percentage, (ii) for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, then, as to each Lender, clause (a) of the definition of Swingline Exposure shall only be applicable for purposes of determining its Revolving Credit Exposure to the extent such Lender shall have funded its participation in the outstanding Swingline Loans, and (iii) for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent, any Lender that is a Borrower, or any Affiliate of a Borrower shall be disregarded. For the avoidance of doubt, assignments to any Borrower, or any Affiliate or Subsidiary of any Borrower shall not be permitted hereunder in accordance with Section 10.04(b).

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its Swingline Exposure at such time.

“Revolving Credit Note” means a promissory note made by the Borrowers in favor of a Lender evidencing the Revolving Loans made by such Lender, substantially in the form attached as Exhibit F-1, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Revolving Loan” means a Loan made pursuant to Section 2.03.

“S&P” means Standard & Poor’s.

“Sanctioned Country” means at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions (including, as of the Effective Date, Cuba, Iran, North Korea, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b).

“Sanctions” means any and all economic or financial sanctions, trade embargoes and anti-terrorism laws imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury, or other relevant sanctions authority in any jurisdiction.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission.

“Securitization Transaction” means any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which the Company or any Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of the Company.

“Significant Subsidiary” means each Domestic Subsidiary of the Company now existing or hereafter acquired or formed, and each successor thereto, with respect to which, after giving pro forma effect to such acquisition or formation, or at any other time thereafter:

(a)         the Company’s and its other Subsidiaries’ Investments in such Domestic Subsidiary exceed ten percent (10%) of the total assets of the Company and its Subsidiaries on a consolidated basis;

(b)         the Company’s and its other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of such Domestic Subsidiary exceeds ten percent (10%) of the total assets of the Company and its Subsidiaries on a consolidated basis; or

(c)         the Company’s and its other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of such Domestic Subsidiary exceeds ten percent (10%) of such income of the Company and its Subsidiaries on a consolidated basis.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall, in the case of Loans denominated in U.S. Dollars, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including

Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or its Subsidiaries shall be a Swap Agreement.

“Swingline Commitment” means, as to any Lender, (a) the applicable amount set forth opposite such Lender’s name on Schedule 2.01 or (b) if such Lender has entered into an Assignment and Assumption, the amount set forth for such Lender as its Swingline Commitment in the Register.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swingline Exposure at such time other than with respect to any Swingline Loans made by such Lender in its capacity as a Swingline Lender and (b) the aggregate principal amount of all Swingline Loans made by such Lender as a Swingline Lender outstanding at such time (less the amount of participations funded by the other Lenders in such Swingline Loans).

“Swingline Lenders” means, collectively, Wells Fargo Bank, National Association, and any Lender that assumes all or any portion of another Lender’s Swingline Commitment in accordance with Section 2.05(a)(ii), each in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Swingline Note” means a promissory note made by the Borrowers in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit F-2, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Swiss 10 Non-Bank Rule” means the rule that the aggregate number of Lenders under the Loan Documents which are not Swiss Qualifying Banks must not at any time exceed ten (10), all in accordance with the meaning of the Swiss Guidelines or legislation or explanatory notes addressing the same issues that are in force at such time.

“Swiss 20 Non-Bank Rule” means the rule that the aggregate number of creditors (including the Lenders under this Agreement), other than Swiss Qualifying Banks, of a Swiss Borrower under all its outstanding debts relevant for classification as debenture (Kassenobligation) (within the meaning of the applicable Swiss Guidelines and Swiss Tax laws), such as (intragroup) loans (if and to the extent intragroup loans are not exempt in accordance with article 14(a) of the Swiss Federal Ordinance on Swiss Withholding Tax), facilities and/or private placements (including under the Loan Documents) must not at any time exceed twenty (20), all in accordance with the meaning of the Swiss Guidelines or legislation or explanatory notes addressing the same issues that are in force at such time.

“Swiss Borrower” means (i) Cabot Switzerland, (ii) Cabot Luxembourg (if acting via its Swiss branch), and (iii) any other Borrower which is incorporated in Switzerland or, if different, is considered to be tax resident in Switzerland for Swiss Withholding Tax purposes.

“Swiss Federal Tax Administration” means the tax authorities referred to in article 34 of the Swiss Withholding Tax Act.

“Swiss Francs” means the lawful currency of Switzerland.

“Swiss Guidelines” means, together, guideline S-02.123 in relation to interbank loans of 22 September 1986 (Merkblatt “Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)” vom 22. September 1986), guideline S-02.122.1 in relation to bonds of April 1999 (Merkblatt “Obligationen” vom April 1999), guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner), guideline S-02.128 in relation to syndicated credit facilities of January 2000 (Merkblatt “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen” vom Januar 2000), circular letter No. 34 of 26 July 2011 (1-034-V-2011) in relation to deposits (Kreisschreiben Nr. 34 “Kundenguthaben” vom 26. Juli 2011) and the circular letter No. 15 of 3 October 2017 (1-015-DVS-2017) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 3. Oktober 2017), in each case as issued, amended or replaced from time to time, by the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, court decision, regulation or the like as in force from time to time.

“Swiss Non-Bank Rules” means, together, the Swiss 10 Non-Bank Rule and the Swiss 20 Non-Bank Rule.

“Swiss Permitted Non-Qualifying Bank” means a Lender under this Agreement which is not a Swiss Qualifying Bank.

“Swiss Qualifying Bank” means: (a) any bank as defined in the Swiss Federal Act for Banks and Savings Banks dated 8 November 1934 (Bundesgesetz über die Banken und Sparkassen); or (b) a person or entity which effectively conducts banking activities with its own infrastructure and staff as its principal purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all and in each case within the meaning of the Swiss Guidelines.

“Swiss Withholding Tax” means taxes imposed under the Swiss Withholding Tax Act.

“Swiss Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer).

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Capitalization” means, as of any date, Consolidated Total Debt plus the consolidated stockholders’ equity of the Company and its Subsidiaries (calculated excluding adjustments to translate foreign assets and liabilities for changes in foreign exchange rates made in accordance with Financial Accounting Standards Board Statement Nos. 52 and 133), all as would be presented according to GAAP in a consolidated balance sheet of the Company as of such date.

“Total Revolving Credit Exposure” means, the sum of the outstanding principal amount of all Lenders’ Revolving Loans and their Swingline Exposure at such time; provided, that, clause (a) of the definition of Swingline Exposure shall only be applicable to the extent Lenders shall have funded their respective participations in the outstanding Swingline Loans.

“Transactions” means the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, the borrowing of Loans and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or Alternate Base Rate.

“UK Borrower” means any Borrower (a) that is organized or formed under the laws of the United Kingdom or (b) payments from which under this Agreement or any other Loan Document are subject to withholding Taxes imposed by the laws of the United Kingdom.

“UK Non-Bank Lender” means a Lender which is beneficially entitled to interest payable to that Lender by a UK Borrower in respect of an advance under this Agreement and is a Lender which is:

(a)        a company resident in the United Kingdom for United Kingdom tax purposes;

(b)        a partnership each member of which is: (i) a company so resident in the United Kingdom; or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(c)        a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“UK Qualifying Lender” means:

(a)        a Lender which is beneficially entitled to interest payable by a UK Borrower to that Lender in respect of an advance under this Agreement and is:

(i) a Lender:

(A)

which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under this Agreement and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(B)

in respect of an advance made under this Agreement by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii)	a Lender which is:

(A)	a company resident in the United Kingdom for United Kingdom tax purposes;

(B)	a partnership each member of which is:

a.	a company so resident in the United Kingdom; or

b.	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(C)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(iii)        a UK Treaty Lender; or

(b)         a Lender which is a building society (as defined for the purpose of section 880 of the ITA) making an advance under this Agreement.

“UK Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender by a UK Borrower in respect of an advance under this Agreement is either:

(i)        a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)      a partnership each member of which is:

(A)	a company so resident in the United Kingdom; or

(B)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“UK Treaty Lender” means

(a)	in respect of a payment by a UK Borrower under this Agreement, a Lender which is beneficially entitled to interest payable by that UK Borrower in respect of an advance under this Agreement and:

(i)	is treated as a resident of a UK Treaty State for the purposes of the UK Treaty;

(ii)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(iii)

fulfils any other conditions which must be fulfilled by that Lender under the UK Treaty in order to benefit from full exemption from Tax imposed by the United Kingdom on interest payments such that any payment of interest may be made by the UK Borrower to that Lender without incurring a Tax Deduction, including the completion of any necessary procedural formalities (but such Lender will have completed all necessary procedural formalities for this purpose if it complies with Section 2.17(g)(ii)).

“UK Treaty State” means a jurisdiction having a double taxation agreement (a “UK Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“U.S. Dollars” or “$” means the lawful currency of the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“VAT” means any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) as amended; and any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, or imposed elsewhere.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02  Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03  Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04  Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Such amendment, regardless of whether requested by the Company or the Required Lenders, shall be negotiated in good faith by the Company, the Administrative Agent and the Lenders. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein.

SECTION 1.05  Interest Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto, or replacement rate therefor.

SECTION 1.06  Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

The Credits

SECTION 2.01  Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans to the Borrowers in Agreed Currencies from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing pursuant to Section 2.10) in, subject to Sections 2.04 and 2.11(c), (a) the Euro Amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the Euro Amount of the Total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02  Loans and Borrowings.

(a)        Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)        Subject to Section 2.14(b), (i) each Revolving Borrowing denominated in U.S. Dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Company, on behalf of the Borrowers, may request in accordance herewith and (ii) each Revolving Borrowing denominated in a Foreign Currency shall be comprised entirely of Eurocurrency Loans. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Loan to any Borrower by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)        At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is (i) an integral multiple of (A) in the case of a Borrowing denominated in U.S. Dollars, $1,000,000, (B) in the case of a Borrowing denominated in Euro, €1,000,000, (C) in the case of a Borrowing denominated in Pounds Sterling, £1,000,000, (D) in the case of a Borrowing denominated in Swiss Francs, 1,000,000 CHF, and (E) in the case of a Borrowing denominated in any Foreign Currency, the smallest amount of such Foreign Currency that has an Equivalent Amount in excess of $1,000,000, and (ii) not less than (A) in the case of a Borrowing denominated in U.S. Dollars, $1,000,000, (B) in the case of a Borrowing denominated in Euro, €1,000,000, (C) in the case of a Borrowing denominated in Pounds Sterling, £1,000,000, (D) in the case of a Borrowing denominated in Swiss Francs, 1,000,000 CHF, and (E) in the case of a Borrowing denominated in any Foreign Currency, the smallest amount of such Foreign Currency that has an Equivalent

Amount in excess of $1,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is not less than $250,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Each Swingline Loan shall be in an amount that is not less than $250,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) Eurocurrency Revolving Borrowings outstanding.

(d)        Notwithstanding any other provision of this Agreement, the Company, on behalf of the Borrowers, shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03  Requests for Revolving Borrowings. To request a Revolving Borrowing, the Company, on behalf of the Borrowers, shall notify the Administrative Agent of such request by submitting a written Borrowing Request in a form approved by the Administrative Agent and signed by the Company, on behalf of the Borrowers (or, in the case of a Revolving Borrowing denominated in U.S. Dollars, by telephone confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Company, on behalf of the Borrowers) (a) in the case of a Eurocurrency Borrowing denominated in U.S. Dollars, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing, (b) in the case of a Eurocurrency Borrowing denominated in a Foreign Currency, not later than 11:00 a.m., Local Time, four (4) Business Days before the date of the proposed Borrowing, or (c) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i)        the Borrower requesting such Borrowing;

(ii)      the currency and aggregate amount of the requested Borrowing in such currency;

(iii)     the date of such Borrowing, which shall be a Business Day;

(iv)     whether such Borrowing is to be an ABR Borrowing or Eurocurrency Borrowing; and

(v)      in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.

If no currency is specified with respect to any requested Eurocurrency Borrowing, then the requested Revolving Borrowing shall be denominated in U.S. Dollars. If no election as to the Type of Revolving Borrowing is specified, then, (A) in the case of a Borrowing denominated in U.S. Dollars, the requested Revolving Borrowing shall be an ABR Borrowing, and (B) in the case of a Borrowing denominated in any Foreign Currency, the requested Revolving Borrowing shall be a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the Company shall be deemed to have selected an Interest Period of one (1) month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04  Determination of Euro Amounts. The Administrative Agent will determine the Euro Amount of:

(a)        each Eurocurrency Borrowing as of the date two (2) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion or continuation of any Borrowing as a Eurocurrency Borrowing; and

(b)        all outstanding Revolving Loans on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Euro Amounts as described in the preceding clauses (a) and (b) is herein described as a “Computation Date” with respect to each Borrowing for which a Euro Amount is determined on or as of such day.

SECTION 2.05  Swingline Loans.

(a)        Subject to the terms and conditions set forth herein, each Swingline Lender may in its sole discretion (and without any obligation to do so) make Swingline Loans in U.S. Dollars to the Borrowers from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans made by such Swingline Lender exceeding such Swingline Lender’s Swingline Commitment, (ii) the Euro Amount of such Swingline Lender’s Revolving Credit Exposure exceeding its Commitment (such Commitment to be calculated without giving effect to any assignment of any portion of the initial Swingline Lender’s original Commitment as of the Effective Date, unless such Swingline Lender also assigns a proportional amount of its Swingline Commitment to the assignee or to another Lender with a Commitment at least equal to the Commitment amount being assigned), or (iii) the Euro Amount of the Total Revolving Credit Exposures exceeding the total Commitments; provided that a Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b)        To request a Swingline Loan, the Company, on behalf of the Borrowers, shall notify the Administrative Agent of such request by telephone or electronic mail not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the applicable Borrower requesting such Swingline Loan, the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lenders of any such notice received from the Company, on behalf of the Borrowers. Each Swingline Lender shall make its ratable portion of the requested Swingline Loan (such ratable portion to be calculated based upon such Swingline Lender’s Swingline Commitment in proportion to the total Swingline Commitments of all of the Swingline Lenders) available to the applicable Borrower by means of a credit to an account of the applicable Borrower with the Administrative Agent designated for such purpose by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)        The failure of any Swingline Lender to make its ratable portion of a Swingline Loan shall not relieve any other Swingline Lender of its obligation hereunder to make its ratable portion of such Swingline Loan on the date of such Swingline Loan, but no Swingline Lender shall be responsible for the failure of any other Swingline Lender to make the ratable portion of a Swingline Loan to be made by such other Swingline Lender on the date of any Swingline Loan.

(d)        Any Swingline Lender may by written notice given to the Administrative Agent require the Lenders to acquire participations in all or a portion of its Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 Noon, New York City time, on a Business Day, then no later than 5:00 p.m., New York City time, on such Business Day, and if received after 12:00 Noon, New York City time, on a Business Day, then no later than 10:00 a.m., New York City time, on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of such Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to such Swingline Lender. Any amounts received by a Swingline Lender from the Borrowers (or other party on behalf of the Borrowers) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrowers for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.

(e)        Any Swingline Lender may be replaced at any time by written agreement among the Company (on behalf of the Borrowers), the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of a Swingline Lender. At the time any such replacement shall become effective, the Borrowers (or the Company, on behalf of the Borrowers) shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.13(a). From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

(f)        Subject to the prior appointment and acceptance of a successor Swingline Lender, any Swingline Lender may resign as a Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Company (on behalf of the Borrowers) and the Lenders, in which case, such Swingline Lender shall be replaced in accordance with Section 2.05(e) above.

SECTION 2.06  [Reserved].

SECTION 2.07  Funding of Borrowings.

(a)        Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans denominated in U.S. Dollars, by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, and (ii) in the case of Loans denominated in a Foreign Currency, by 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such Foreign Currency and at such Eurocurrency Payment Office; provided that Swingline Loans shall be made as provided in Section 2.05. The Borrowers hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrowers identified in the most recent notice substantially in the form attached as Exhibit G (a “Notice of Account Designation”) delivered by the Borrowers (or the Company, on behalf of the Borrowers) to the Administrative Agent or as may be otherwise agreed upon by the Borrowers (or the Company, on behalf of the Borrowers) and the Administrative Agent from time to time. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to (x) in the case of Loans denominated in U.S. Dollars, an account of such Borrower designated in the Notice of Account Designation, and (y) in the case of Loans denominated in a Foreign Currency, an account of such Borrower designated in the Notice of Account Designation.

(b)        Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08  Interest Elections.

(a)        Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrowers or the Company, on behalf of the Borrowers, may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrowers or the Company, on behalf of the Borrowers, may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)        To make an election pursuant to this Section, the Borrowers or the Company, on behalf of the Borrowers, shall notify the Administrative Agent of such election by electronic mail of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrowers or the Company, on behalf of the Borrowers (or, in the case of a Revolving Borrowing denominated in U.S. Dollars, by telephone confirmed promptly by hand delivery or electronic mail to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrowers or the Company, on behalf of the Borrowers) by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers or the Company, on behalf of the Borrowers, were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Notwithstanding any other provision of this Section, the Borrowers or the Company shall not be permitted to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available to the applicable Borrower for such Borrowing when it was made.

(c)        Each telephonic and written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i)        the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)        the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)      whether the resulting Borrowing is to be an ABR Borrowing or Eurocurrency Borrowing, as applicable; and

(iv)      if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing, but does not specify an Interest Period, then the Borrowers and the Company shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d)        Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)        If the Borrowers or the Company fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in U.S. Dollars, such Borrowing shall be converted to an ABR Borrowing, and (ii) in the case of a Borrowing denominated in any Foreign Currency, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one (1) month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (x) no outstanding Revolving Borrowing may be converted to or continued as a Eurocurrency Borrowing, and (y) unless repaid, each Eurocurrency Revolving Borrowing, shall be converted to an ABR Borrowing (and any such Eurocurrency Revolving Borrowing denominated in a Foreign Currency, shall be redenominated in U.S. Dollars at the time of such conversion) at the end of the Interest Period applicable thereto.

SECTION 2.09  Termination and Reduction of Commitments.

(a)        Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)        The Borrowers may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrowers shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Euro Amount of the Total Revolving Credit Exposures would exceed the total Commitments.

(c)        The Company, on behalf of the Borrowers, shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10 Repayment of Loans; Evidence of Debt.

(a)        Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made to such Borrower on the Maturity Date in the currency of such Loan and (ii) to the Administrative Agent for the account of the Swingline Lenders the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the fifth (5th) Business Day after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made to the Borrowers, the Borrowers shall repay all Swingline Loans then outstanding, and the proceeds of any such Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.

(b)        Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made to such Borrower by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)        The Administrative Agent shall maintain the Register pursuant to Section 10.04(b)(iv) in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)        The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of each Borrower to repay the Loans made to such Borrower in accordance with the terms of this Agreement.

(e)        Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more Notes in such form payable to the payee named therein (or to such payee and its registered assigns).

SECTION 2.11  Prepayment of Loans.

(a)        The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided that each prepayment shall be in an aggregate amount that is (i) an integral multiple of (A) in the case of an ABR Revolving Borrowing, $100,000, (B) in the case of a Eurocurrency Revolving Borrowing denominated in U.S. Dollars, $1,000,000, and (C) in the case of a Eurocurrency Revolving Borrowing denominated in any Foreign Currency, the smallest amount of such Foreign Currency that has an Equivalent Amount in excess of $1,000,000, and (ii) not less than (A) in the case of a Swingline Borrowing, $100,000, (B) in the case of an ABR Revolving Borrowing, $1,000,000, (C) in the case of a Eurocurrency Revolving Borrowing denominated in U.S. Dollars, $1,000,000, and (D) in the case of a Eurocurrency Revolving Borrowing denominated in any Foreign Currency, the smallest amount of such Foreign Currency that has an Equivalent Amount in excess of $1,000,000.

(b)        The Company, on behalf of the Borrowers, shall notify the Administrative Agent (and, in the case of prepayment of Swingline Loans, the Company shall notify the Swingline Lenders) by telecopy or electronic mail of a written notice signed by the Company, on behalf of the Borrowers (or, in the case of a prepayment of a Borrowing denominated in U.S. Dollars, by telephone confirmed promptly by hand delivery or telecopy or electronic mail to the Administrative Agent of a written notice signed by the Company, on behalf of the Borrowers) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing denominated in U.S. Dollars, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of a Eurocurrency Revolving Borrowing denominated in a Foreign Currency, not later than 11:00 a.m., Local Time, four (4) Business Days before the date of prepayment, (iii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment or (iv) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such telephonic and written notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and break funding payments to the extent required by Section 2.16.

(c)        If at any time, (i) other than as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Euro Amount of the Total Revolving Credit Exposures (calculated, with respect to Revolving Loans denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Revolving Loans) exceeds the total Commitments or (ii) solely as a result of fluctuations in currency exchange rates, the aggregate principal Euro Amount of the Total Revolving Credit Exposures (so calculated), as of the most recent Computation Date, exceeds one hundred five percent (105%) of the total Commitments, then the Borrowers shall, in each case, immediately repay Borrowings in an aggregate principal amount sufficient to cause the Euro Amount of the Total Revolving Credit Exposures (so calculated) to be less than or equal to the total Commitments.

SECTION 2.12  Fees.

(a)        The Borrowers agree to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)        The Borrowers agree to pay to the Administrative Agent and the Arranger, for its own respective accounts, currency, fees payable in the amounts and at the times separately agreed upon between such Borrower, on the one hand, and the Administrative Agent or the Arranger, on the other.

(c)        All fees payable hereunder shall be paid on the dates due, in Euros and immediately available funds, to the Administrative Agent for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13  Interest.

(a)        The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)        The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)        Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, two percent (2%) plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, two percent (2%) plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)        Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan, to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All interest shall be payable in the currency in which the applicable Loan is denominated.

(e)        All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate, shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year) and (ii) for Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of three hundred sixty-five (365) days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14  Alternate Rate of Interest.

(a)        If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (b)(i) have arisen and such circumstances are unlikely to be temporary, or (ii) any applicable interest rate specified herein is no longer a widely recognized benchmark rate for newly originated loans in the syndicated loan market in the applicable currency (as determined in consultation with the Company) or (iii) the circumstances set forth in clause (b)(i) have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Company, on behalf of the Borrowers, shall establish an alternate rate of interest to the LIBO Rate based on then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time as a comparable successor to the LIBO Rate, and if no such prevailing market convention for a comparable successor to the LIBO Rate exists at such time, the Administrative Agent and the Company, on behalf of the Borrowers, shall determine a reasonably acceptable successor or alternative index rate (which rate shall be administratively feasible for the Administrative Agent) and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 10.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (a) (but, in the case of the circumstances described in clause (iii)(w), (x) or (y) of the first sentence of this Section 2.14(a), only to the extent the LIBO Screen Rate for the applicable currency and such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective and (y) if any Borrowing Request requests a Eurocurrency Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b)          If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(i)            the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or LIBO Rate, as applicable (including because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period (including, for the avoidance of doubt, pursuant to Section 2.14(a)); or

(ii)            the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company, on behalf of the Borrowers, and the Lenders by telephone or telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing denominated in U.S. Dollars, such Borrowing shall be made as an ABR Borrowing, and (iii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing denominated in any Foreign Currency, such Borrowing Request shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

(c)        If, in any applicable jurisdiction, the Administrative Agent or any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent or any Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Loan or (iii) issue, make, maintain, fund or charge interest or fees with respect to any Loan such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Company, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest or fees with respect to any such Loan shall be suspended, and to the extent required by applicable law, cancelled. Upon receipt of such notice, the Loan Parties shall, (A) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Administrative Agent has notified the Company or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.

SECTION 2.15  Increased Costs.

(a)          If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)          impose on any Lender any applicable interbank market any other condition, cost or expense (other than Taxes) affecting any Loan Document or Loans made by such Lender; or

(iii)        subject any Recipient to any Taxes (other than Indemnified Taxes or Excluded Taxes; provided, however, that Other Connection Taxes imposed specifically with respect to banks, financial institutions, or financial transactions by any national or international taxing authority shall not be treated as Excluded Taxes for purposes of this

Section 2.15(a)(iii)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan or of maintaining its obligation to make any such Loan (including pursuant to any conversion of any Borrowing denominated in an Agreed Currency to a Borrowing denominated in any other Agreed Currency) or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder, whether of principal, interest or otherwise (including pursuant to any conversion of any Borrowing denominated in an Agreed Currency to a Borrowing denominated in any other Agreed Currency), then the applicable Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)        If any Lender reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of any Loan Document or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)        A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)        Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than two hundred seventy (270) days prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the two hundred seventy (270) day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16  Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate (or cause the applicable Borrower to compensate) each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Borrowers shall pay (or cause the applicable Borrower to pay) such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17  Taxes.

(a)        Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment, then the person required by law to make such deduction or withholding shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)        Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)        Evidence of Payment. As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section 2.17, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)        Indemnification by the Borrowers. Subject to Section 9.11, each Borrower shall indemnify each Recipient, with several liability, to the extent on account of such

Borrower or Loans made to such Borrower, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)        Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)        Status of Lenders.

(i)            Any Lender that is entitled to an exemption from or reduction of any applicable withholding Tax, under the law of the jurisdiction imposing such withholding tax or under any treaty to which such jurisdiction is a party, with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation (including any Tax confirmations) reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender, (it being understood that providing any information currently required by any U.S. federal income tax withholding form shall not be considered prejudicial to the position of a Recipient).

(ii)            Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A)      any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)      any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1)

in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed originals of IRS Form W-8ECI;

(3)

in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or Form W-8BEN-E; or

(4)

to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;

(C)        any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)        if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g)        Additional United Kingdom Withholding Tax Matters or Swiss Withholding Tax Matters.

(i)        Subject to clause (ii) below, each Lender, each UK Borrower and each Swiss Borrower which makes a payment to such Lender shall cooperate in completing any procedural formalities necessary for such UK Borrower and such Swiss Borrower to obtain authorization to make such payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom or Switzerland.

(ii)

(A)        A Lender which at any time (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall: (i) in the case of any Lender which is a party to this Agreement on the day on which this Agreement is entered into, confirm for the benefit of each UK Borrower and Administrative Agent its valid scheme reference number and its jurisdiction of tax residence opposite its name in the signature page to this Agreement; and (ii) in the case of any Lender which becomes a party to this Agreement after the date of this Agreement, confirm for the benefit of each UK Borrower and the Administrative Agreement its valid scheme reference number and its jurisdiction of tax residence in the Assignment and Assumption or other document which it executes on becoming a party.

(B)        Upon satisfying clause (A) above, such Lender shall have satisfied its obligation under paragraph (g)(i) above in respect of any withholding or deduction for Taxes imposed under the laws of the United Kingdom.

(iii)

If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above, the UK Borrower(s) shall make a Borrower DTTP Filing with respect to such Lender, and shall promptly provide such Lender with a copy of such filing; provided that, if:

(A)        each UK Borrower making a payment to such Lender has not made a Borrower DTTP Filing in respect of such Lender; or

(B)        each UK Borrower making a payment to such Lender has made a Borrower DTTP Filing in respect of such Lender but:

(1)	such Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(2)	HM Revenue & Customs has not given such UK Borrower authority to make payments to such Lender without a deduction for tax within sixty (60) days of the date of such Borrower DTTP Filing; or

(3)	HM Revenue & Customs has given authority for the Borrower to make payment to that Lender without a Tax Deduction and that authority expires or is withdrawn by HM Revenue & Customs; or

(C)        that Lender’s HMRC DT Treaty Passport scheme passport has expired, and in each case, such UK Borrower has notified that Lender in writing of either (A), (B) or (C) above, then such Lender and such UK Borrower shall co-operate in completing any additional procedural formalities necessary for such UK Borrower to obtain authorization to make that payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

(iv)

If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) above, no UK Borrower shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment or its participation in any Loan unless the Lender otherwise agrees.

(v)	Each UK Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of such Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(vi)

Each Lender which becomes a party to this Agreement after the date of this Agreement and which is a UK Non-Bank Lender in respect of a UK Borrower, shall provide a UK Tax Confirmation to each UK Borrower and Administrative Agent in the Assignment and Assumption or other document which it executes on becoming a Party as Lender.

(vii)	A UK Non-Bank Lender shall promptly notify the Company and the Administrative Agent if there is any change in the position from that set out in the UK Tax Confirmation.

(viii)

Each Lender which becomes a party to this Agreement by transfer or assignment under Section 10.04 after the day on which this Agreement is entered into shall indicate, in the Assignment and Assumption or other document which it executes on becoming a party, and for the benefit of the Administrative Agent and each UK Borrower and each Swiss Borrower, which of the following categories it falls in:

(A) in respect of a UK Borrower:

(i)        a UK Qualifying Lender;

(ii)        a UK Qualifying Lender (other than a UK Treaty Lender); or

(iii)        a UK Treaty Lender; and

(B)	in respect of a Swiss Borrower:

(i)        a Swiss Qualifying Bank; or

(ii)        not a Swiss Qualifying Bank

(ix)

If a Lender which becomes a party after the day on which this Agreement is entered into fails to indicate its status in accordance with this Section 2.17(g)(viii) then such Lender shall be treated for the purposes of this Agreement as if it is not a UK Qualifying Lender and not a Swiss Qualifying Bank until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the Company for the benefit of each UK Borrower and each Swiss Borrower). For the avoidance of doubt, an Assignment and Assumption shall not be invalidated by any failure of a Lender to comply with Section 2.17(g)(viii).

(x)

A copy of the Assignment and Assumption or other document executed by a relevant Lender and containing the confirmations or indications (as applicable) relating to UK Tax and Swiss Withholding Tax as set out in this Section 2.17(g) shall be delivered to the Company (for the benefit of each UK Borrower and each Swiss Borrower) by such Lender on the same day such document is delivered to the Administrative Agent.

(xi)

Each Lender shall notify the Company and Administrative Agent if it determines in its sole discretion that it is ceases to be (a) entitled to claim the benefits of an income tax treaty to which the United Kingdom is a party with respect to payments made by any UK Borrower hereunder or (b) a Qualifying Lender (other than a UK Treaty Lender) in respect of a UK Borrower or (c) a Swiss Qualifying Bank in respect of a Swiss Borrower.

(xii)

If a Lender assigns or transfers any of its rights or obligations under the Loan Documents or changes its lending office, and as a result of circumstances existing at the date the assignment, transfer or change occurs, a Borrower not incorporated in the U.S. would be obligated to make a payment to the new Lender or Lender acting through its new lending office under Section 2.17, then a new Lender or Lender acting through its new lending office is only entitled to receive payment under this Section 2.17 to the same extent as the assigning Lender or Lender acting through its previous lending office would have been if the assignment, transfer or change had not occurred.

(h)        Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)        Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j)        Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender pursuant to this Section for any Indemnified Taxes or Other Taxes paid or payable by a Recipient pursuant to Section 2.17(d) incurred more than two hundred seventy (270) days prior to the date that such Lender, as the case may be, notifies the Company of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the two hundred seventy (270) day period referred to above shall be extended to include the period of retroactive effect thereof.

(k)        Minimum Interest Rates and Payments Recalculation. When entering into this Agreement, the parties have assumed in bona fide that the interest payments are minimum interest payments not subject to any Swiss Withholding Tax. Nevertheless, if a Tax deduction is required by Swiss law to be made by a Swiss Borrower in respect of any interest payable by it under this Agreement and should it be unlawful for such Swiss Borrower to comply with Section 2.17(a) the applicable interest rate in relation to that interest payment shall be: (i) the interest rate which would have applied to that interest payment in the absence of this Section 2.17(k) divided by (ii) one (1) minus the rate at which the relevant Tax deduction is required to be made (where the rate at which the relevant Tax deduction is required to be made is for this purpose expressed as a fraction of one (1) rather than as a percentage) and (a) that the Swiss Borrower shall be obliged to pay the relevant interest at the adjusted rate in accordance with this Section 2.17(k), (b) that the Swiss Borrower shall make the Tax deduction on the interest so recalculated and (c) all references to a rate of interest in this Agreement shall be construed accordingly. No recalculation of interest shall be made under this Section 2.17(k) if the Tax deduction on such interest is due as a result of a breach of the Swiss Non-Bank Rules and such breach is the result of a Lender, which is not a Swiss Permitted Non-Qualifying Bank, (i) ceasing to be a Swiss Qualifying Bank other than as a result of any change of law after the date it became a Lender or (ii) having failed to comply with its obligations under Section 10.04. For the avoidance of doubt, no Swiss Borrower shall be required to pay any additional amounts under this Section 2.17 if a recalculation of interest is made pursuant to this Section 2.17. The relevant Swiss Borrower shall provide the Lenders with such documents and information required for applying for a refund of any Swiss Withholding Tax paid. In the event that Swiss Withholding Tax is refunded to a Lender by the Swiss Federal Tax Administration, the relevant Lender shall forward, after deduction of corresponding and reasonable costs, such amount to the relevant Swiss Borrower, unless an Event of Default is continuing. Nothing in this Section 2.17(k) shall interfere with each Lender’s right to arrange its tax affairs in whatever manner it thinks fit and, without limiting the foregoing, no Lender shall be under any obligation to claim any Swiss Withholding Tax refund in priority to any other claims, relieves, credits or deductions available to it.

(l)        Defined Terms. For purposes of this Section 2.17, the term “applicable law” includes FATCA.

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)        Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, Local Time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at (x) in the case of payments denominated in U.S. Dollars, its offices at 1525 W W.T. Harris Blvd, Charlotte, NC 28262, and (y) in the case of payments denominated in a Foreign Currency, its Eurocurrency Payment Office for such Foreign Currency, in each case except payments to be made directly to the Swingline Lenders as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan shall, except as otherwise expressly provided herein, be made in the currency of such Loan, and all other payments hereunder and under each other Loan Document shall be made in Euro or such other currency otherwise agreed. Notwithstanding the foregoing provisions of this Section, if, after the making of any Borrowing in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such Foreign Currency with the result that such Foreign Currency no longer exists or the applicable Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Foreign Currency, then all payments to be made by such Borrower hereunder in such Foreign Currency shall instead be made when due in Euros in an amount equal to the Euro Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that such Borrower takes all risks of the imposition of any such currency control or exchange regulations.

(b)        If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)        If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Loan Party or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

(d)        Unless the Administrative Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).

(e)        If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d), 2.07(b), 2.18(d) or 10.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders.

(a)        If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay (or cause the applicable Borrower to pay) all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)        If (i) any Lender requests compensation under Section 2.15, (ii) any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (iii) any Lender becomes a Defaulting Lender, then the Company, on behalf of the Borrowers, may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) the Company, on behalf of the Borrowers, shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Swingline Lenders), which consent shall not unreasonably be withheld, (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (z) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)        fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)        any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Swingline Lender hereunder; third, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrowers’ obligations corresponding to such Defaulting Lender’s Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)        the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided that any waiver, amendment or other modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately when compared to the other affected Lenders, or increases or extends the Commitment of such Defaulting Lender, shall require the consent of such Defaulting Lender;

(d)        if any Swingline Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)

all or any part of the Swingline Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only (A) to the extent that the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments, (B) to the extent that such reallocation does not cause the Revolving Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Commitment, and (C) if the conditions set forth in Section 4.02 are satisfied at such time; and

(ii)

if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one (1) Business Day following notice by the Administrative Agent prepay such Swingline Exposure;

(e)        so long as such Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan unless it is satisfied that the related exposure will be one hundred percent (100%) covered by the Commitments of the non-Defaulting Lenders;

In the event that the Administrative Agent, the Company, on behalf of the Borrowers, and each Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21 [Reserved].

SECTION 2.22 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of any Borrower in respect of any sum due to any Credit Party hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Credit Party of any sum adjudged to be so due in such other currency such Credit Party may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Credit Party in the specified currency, the applicable Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Credit Party against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Credit Party in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Credit Party agrees to remit such excess to such Borrower.

SECTION 2.23 Designated Borrowers.

(a)        [Reserved].

(b)        The Company may at any time, upon not less than fifteen (15) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any additional Subsidiary that the Company owns, directly or indirectly, greater than 90% of the Equity Interest of such Subsidiary (an “Applicant Borrower”), as a Designated Borrower to receive Revolving Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit C (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Lenders shall have (i) received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Lenders in their reasonable discretion, and (ii) received promissory notes signed by such new Borrowers to the extent any Lenders so require. Furthermore, no Subsidiary of the Company shall become a Designated Borrower if (i) any Lender is not licensed to make Loans to such Subsidiary in the jurisdiction of its organization or (ii) it is otherwise unlawful for such Subsidiary to become a Designated Borrower or for any Lender to make Loans to such Subsidiary as provided herein. No Lender shall be obligated to make Loans to any Applicant Borrower or Designated Borrower if making such Loans by such Lender would (i) be unlawful, or (ii) cause additional costs (including Taxes) to be incurred by such Lender that would not otherwise be reimbursable under Section 2.17 or the other provisions of this Agreement. If the foregoing conditions have been satisfied, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit D (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Revolving Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Borrowing Request may be submitted on behalf of such Designated Borrower until the date that is five (5) Business Days after such effective date.

(c)        The Obligations of each Designated Borrower that is a Domestic Subsidiary shall be joint and several in nature regardless of which Designated Borrower that is a Domestic Subsidiary actually borrows Revolving Loans hereunder or the amount of such Revolving Loans borrowed or the manner in which the Administrative Agent or any Lender accounts for such Revolving Loans on its books and records. The Obligations of all Foreign

Obligors shall be several in nature. All provisions in this Agreement and each other Loan Document shall be interpreted and applied consistently with this Section 2.23(c), and if and where other provisions of this Agreement or any other Loan Document conflict with the provisions of this Section 2.23(c), the provisions of this Section 2.23(c) shall apply.

(d)        In accordance with Section 2.24, each Subsidiary that becomes a Designated Borrower pursuant to this Section 2.23 hereby irrevocably appoints the Company as its agent for all purposes relevant to the Loan Documents, including (i) the giving and receipt of notices and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Borrower.

(e)        The Company may from time to time, upon not less than fifteen (15) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Revolving Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Revolving Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

(f)        If the selection of a particular Designated Borrower results (or is reasonably anticipated to result) in amounts becoming payable under Section 2.17, the Company, on behalf of the Borrowers, may make a written request to the Administrative Agent for an amendment to this Agreement that would create a separate tranche of Lenders to provide credit to such Designated Borrower in a manner that would eliminate or minimize amounts payable under Section 2.17. The Administrative Agent and the Lenders agree to consider such amendment request in good faith. The Company and the applicable Designated Borrower hereby agree to pay (or to cause the applicable Borrower to pay) all reasonable costs and expenses incurred by the Administrative Agent or any Lender in connection with any such amendment, subject to compliance by the Lenders with the applicable provisions of Section 2.17(f).

(g)        Illegality. If, in any applicable jurisdiction, the Administrative Agent or any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent or any Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Loan or (iii) issue, make, maintain, fund or charge interest with respect to any Loan, in each of the foregoing cases to any Designated Borrower who is organized under the laws of a jurisdiction other than the United States, a state thereof or the District of Columbia, such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Company, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest with respect to any such Loan shall be suspended, and to the extent required by applicable law, cancelled. Upon receipt of such notice, the Loan Parties shall (A) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Administrative Agent has notified the Company or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.

SECTION 2.24 Designation of Company as the Agent for the Borrowers. For purposes of this Agreement, each of the Borrowers hereby designates the Company as its agent and representative for all purposes hereunder (including with respect to (i) any notices, demands, communications or requests under this Agreement or the other Loan Documents and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto) and the Company hereby accepts each such appointment. The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Company as a notice or communication from all the Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or the Borrowers hereunder to the Company on behalf of such Borrower or the Borrowers, with a copy to the applicable Borrower. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Company shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower. The Borrowers hereby empower and authorize the Company, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Compliance Certificates. Each Borrower agrees that any action taken by the Company or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Company of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

SECTION 2.25 Foreign Obligor Obligations. The obligations of each Foreign Obligor shall be several and not joint with respect to any other Foreign Obligor.

ARTICLE III

Representations and Warranties

The Company (and each Borrower, solely as to itself and solely with respect to Sections 3.01, 3.02, 3.03, 3.06(b), 3.12, 3.13, 3.15 and 3.16 (solely with respect to the penultimate sentence therein and limited to such laws applicable to such Borrower individually and its Subsidiaries) represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers. It (a) is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is qualified to do business in, and is licensed and in good standing under the laws of, every jurisdiction where such qualification is required; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability. The Transactions are within its corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action and, if required, stockholder action. Each Loan Document has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions do not and will not (a) require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority (other than the required reporting to the Bank Indonesia by each Indonesian Borrower, which shall be obtained or completed prior to any applicable Indonesian Borrower submitting a Borrowing Request) or any other Person, (b) violate any applicable law, rule or regulation of any Governmental Authority or any Organization Document of it, and (c) conflict with or result in any material breach or contravention of, or the creation of any material Lien under, or require any material payment to be made under (i) any material Contractual Obligation to which it is a party or affecting it or its properties or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which it or its properties or any of its Subsidiaries is subject.

SECTION 3.04 Financial Condition; No Material Adverse Change.

(a)        The Company has heretofore furnished to the Lenders (i) its consolidated balance sheet and statements of income or operations, shareholders’ equity and cash flows as of and for the fiscal year ended September 30, 2018, reported on by Deloitte and Touche LLP, independent public accountants, (ii) its consolidated balance sheet and statements of income or operations, shareholders’ equity and cash flows as of and for the fiscal quarter and the portion of the fiscal year ended December 31, 2018 and (iii) the internally prepared consolidating balance sheet and statement of income or operations (which shall not be required to be in accordance with GAAP) of Cabot Luxembourg, Cabot Germany Cabot Switzerland, Cabot Carbon and Cabot Indonesia as of and for the fiscal quarter and the portion of the fiscal year ended December 31, 2018, certified by the Company’s chief financial officer. Such financial statements in clauses (i) and (ii) above present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)        Since September 30, 2018, there has been no development, event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.05 Litigation and Environmental Matters.

(a) There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that (i) except as described in the Company’s 2018 Form 10-K or any subsequent Form 10-Q or Form 8-K filing prior to the Effective Date (the “Disclosed Litigation”), could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (ii) purport to affect or pertain to any Loan Document or the Transactions.

(b)        The Company and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Company and its Subsidiaries have reasonably concluded that, except for the Disclosed Litigation, violation of such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.06 Compliance with Laws and Agreements; No Default.

(a)        Each of the Loan Parties and their Significant Subsidiaries is in compliance with the requirements of all laws, rules and regulations and orders, writs and decrees of any Governmental Authority applicable to it or its properties, except to the extent that (i) failure to comply therewith could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and (ii) such requirement is being contested in good faith by appropriate proceedings diligently conducted. Each Loan Party is in compliance with all material Contractual Obligations to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party or any of their respective Subsidiaries, except to the extent that failure to comply therewith could not reasonably be expected to result in a Material Adverse Effect.

(b)        No Default has occurred and is continuing or would result from the consummation of the Transactions.

SECTION 3.07 Investment Company Status; Margin Regulations.

(a)        Neither the Loan Parties, nor any Person Controlling the Company nor any of its Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

(b)        No Loan Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board), or extending credit for the purpose of purchasing or carrying margin stock.

SECTION 3.08 Taxes. Each of the Loan Parties and their Significant Subsidiaries has timely filed or caused to be filed all federal, state and other material Tax returns and reports required to have been filed and have paid or caused to be paid all federal, state and other material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which such Loan Party or such Significant Subsidiary, as applicable, has set aside on its books adequate reserves. There is no proposed Tax assessment against any Loan Party or any of their respective Subsidiaries that would, if made, have a Material Adverse Effect.

SECTION 3.09 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 Disclosure. All information heretofore furnished by the Loan Parties to the Administrative Agent or any Lender for purposes of or in connection with the Loan Documents or the Transactions is, and all such information hereafter furnished by the Loan Parties to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is stated or certified. The Loan Parties have disclosed to the Lenders in writing any and all facts known to the Company’s management and known in good faith to the Loan Parties’ management which could reasonably be expected to result in a Material Adverse Effect. As of the Effective Date, all of the information included in the Beneficial Ownership Certification is true and correct.

SECTION 3.11 Subsidiaries. Each Significant Subsidiary (a) is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, and (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to own or lease its assets and carry on its business, except in each case referred to in this clause (b) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.12 Representations as to Foreign Obligors. Each of the Company and each Borrower (solely as to itself) represents and warrants to the Lenders that:

(a)        Such Borrower is subject to civil and commercial laws, rules and regulations with respect to its obligations under the Loan Documents to which it is a party

(collectively, the “Applicable Foreign Borrower Documents”), and the execution, delivery and performance by such Borrower of the Applicable Foreign Borrower Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither any Borrower nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Borrower is organized or incorporated and existing in respect of its obligations under the Applicable Foreign Borrower Documents.

(b)        The Applicable Foreign Borrower Documents are in proper legal form under the laws, rules and regulations of the jurisdiction in which such Borrower is organized or incorporated and existing for the enforcement thereof against such Borrower under the laws, rules and regulations of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Borrower Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Borrower Documents that the Applicable Foreign Borrower Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which any Borrower is organized or incorporated and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Borrower Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Borrower Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c)        Subject to compliance with Section 3.13 (Swiss Non-Bank Rules), there is no Tax imposed by any Governmental Authority in or of the jurisdiction in which such Borrower is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Borrower Documents or (ii) on any payment to be made by such Borrower pursuant to the Applicable Foreign Borrower Documents, except (A) as has been disclosed to the Administrative Agent or (B) for Luxembourg, in case where (i) the Applicable Foreign Borrower Documents are subject to mandatory registration within a fixed cut-off date (délai de rigueur) and are referred to in a public deed or used before a Luxembourg official authority or any autorité constituée or before Luxembourg court, notably by being referred to in a writ; (ii) where the Applicable Foreign Borrower Documents are physically attached (annexé(s)) to a public deed or any other document(s) that require mandatory registration; (iii) in case where the Applicable Foreign Borrower Documents are subject to registration in accordance with a contractual agreement, where a fixed or an ad valorem registration duty will become payable; (C) Taxes imposed by Governmental Authorities of Indonesia on payments to be made by any Indonesian Borrower; or (D) a deduction or withholding for or on account of Taxes imposed by the United Kingdom may be required from any payment a UK Borrower may make under any Loan Document to a Lender unless such Lender is:

(A)        a UK Qualifying Lender:

(i)        falling within paragraph (i)(A) of the definition of “UK Qualifying Lender”; or

(ii)        except where a direction has been given under section 931 of the ITA in relation to the payment concerned, falling within paragraph (i)(B) of the definition of “UK Qualifying Lender”; or

(iii)        falling within paragraph (ii) of the definition of “UK Qualifying Lender”; or

(B)        a UK Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488).

(d)        The execution, delivery and performance of the Applicable Foreign Borrower Documents executed by such Borrower are, under applicable foreign exchange control regulations of the jurisdiction in which such Borrower is organized or incorporated and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

SECTION 3.13 Swiss Non-Bank Rules. Each Swiss Borrower is in compliance with the Swiss Non-Bank Rules; provided that, no Swiss Borrower shall be in breach of this representation if its number of creditors that are not Swiss Qualifying Banks in respect of either the Swiss 10 Non-Bank Rule or the Swiss 20 Non-Bank Rule is exceeded solely because a Recipient has (i) made an incorrect declaration of its status as to whether or not it is a Swiss Qualifying Bank, (ii) failed to comply with its obligations under Section 10.04, or (iii) ceased to be a Swiss Qualifying Bank other than as a result of any change in Applicable Law after the date it became a Lender under this Agreement. For the purposes of compliance with this representation, each Swiss Borrower shall assume that at any time during the term of this Agreement there may be up to ten Swiss Permitted Non-Qualifying Banks as Lenders (whether or not there are, at any time, any or less of such Swiss Permitted Non-Qualifying Banks as Lenders).

SECTION 3.14 Intragroup Payments/Loans. Neither the Company nor any of the Borrowers are a Swiss Qualifying Bank.

SECTION 3.15 Use of Proceeds. The proceeds of the Loans will be used only for the purposes specified in Section 5.08.

SECTION 3.16 Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions. The Company, its Subsidiaries and, to the knowledge of the Company, their respective employees, officers, directors and agents, are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions in all material respects (except to the extent that (i) such noncompliance does not involve any executive officer or similar member of senior management of the Company or such Subsidiary and does not represent a systemic failure of compliance controls, (ii) the Company or such Subsidiary is diligently taking steps to cure such noncompliance and (iii) such noncompliance would not reasonably be expected to materially and adversely affect the Company or such Subsidiary or result in a violation of Anti-Corruption Laws, Anti-Money Laundering Laws or applicable Sanctions by the Administrative Agent, any Lender or their Affiliates) and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person. None of (a) the Company, any of its Subsidiaries, any of their respective officers or employees or, to the knowledge of any Loan Party, any of their respective directors, or (b) to the knowledge of the Loan Parties, any agent of such Loan Party or any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person so as to result in a violation of Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions. The Transactions will not violate any Anti-Corruption Laws, Anti-Money Laundering Laws or applicable Sanctions.

SECTION 3.17 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

SECTION 3.18 Solvency. The Company and its consolidated Subsidiaries, taken as a whole, are Solvent.

ARTICLE IV

Conditions

SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a)        The Administrative Agent (or its counsel) shall have received from each party to the Loan Documents either (i) a counterpart of this Agreement, a Revolving Credit Note in favor of each Lender requesting a Revolving Credit Note at least two (2) Business Days prior to the Effective Date, a Swingline Note in favor of each Swingline Lender requesting a Swingline Note at least two (2) Business Days prior to the Effective Date, and each other Loan Document to which such Person is a party, signed on behalf of such Person or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission of a signed signature page of each Loan Document to which such Person is a party) that such Person has signed a counterpart of each such Loan Document.

(b)        The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each counsel for each Loan Party (including counsel in such jurisdiction of formation) covering such matters relating to the Loan Parties, the Loan Documents and the Transactions as the Required Lenders shall reasonably request and otherwise in form and substance reasonably satisfactory to the Administrative Agent (which such opinions shall expressly permit reliance by permitted successors and assigns of the Administrative Agent and the Lenders in a manner agreed to by the Administrative Agent).

(c)        The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization or incorporation, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents and the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d)        The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e)        The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable pursuant to this Agreement on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

(f)        The Administrative Agent shall have received the financial statements referred to in Section 3.04(a).

(g) The Administrative Agent and the Lenders shall have received at least three (3) Business Days prior to the Effective Date, (i) all documentation and other information reasonably requested by the Lenders or the Administrative Agent under applicable “know your customer” and any Anti-Money Laundering Laws, including the Act, (ii) a Beneficial Ownership Certification in relation to each Loan Party (or a certification that such Loan Party qualifies for an express exclusion from the “legal entity customer” definition under the Beneficial Ownership Regulations), and (iii) such other documents and instruments as are customary for transactions of this type or as they may reasonably request.

(h)        The Administrative Agent shall have received evidence that all corporate, governmental and third party approvals necessary or, in the reasonable discretion of the Administrative Agent, advisable in connection with the financing contemplated hereby and the continuing operations of the Company and its Subsidiaries shall have been obtained and be in full force and effect.

(i)        The Administrative Agent shall have received a certificate, in form and substance reasonably satisfactory to the Administrative Agent, and certified as accurate by a Financial Officer of the Company that after giving effect to the Transactions, the Company and its consolidated Subsidiaries, taken as a whole, are Solvent.

(j)        [Reserved].

(k)        The Administrative Agent shall have received such other documents as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably request.

The Administrative Agent shall notify the Company, the Borrowers, and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing,

the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 3:00 p.m., New York City time, on May 23, 2019 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a)        The representations and warranties of the Loan Parties set forth in the Loan Documents (other than the representations and warranties set forth in Sections 3.04(b), 3.05 and 3.09 with respect to any Borrowing after the Effective Date) shall be true and correct in all material respects (or in all respects if the applicable representation or warranty is already qualified by concepts of materiality) on and as of the date of such Borrowing.

(b)        At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

(c)        The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03, or Section 2.08, as applicable.

(d)        In the case of a Borrowing by an Indonesian Borrower, the Administrative Agent shall have received from such Indonesian Borrower documents evidencing the filing of reports on the borrowings as contemplated by this Agreement with: (i) Bank Indonesia, as required under Bank Indonesia Regulation No. 21/2/PBI/2019 concerning Foreign Exchange Flow and (ii) Coordination of Team of PKLN as required under Presidential Decree No. 39 of 1991 concerning Coordination of Management of Offshore Commercial Loans, and (iii) Department of Finance, as required under Ministry of Finance Regulation No.261/MK/IV/5/1973 concerning the Guidelines in Receiving Offshore Borrowings, as lastly amended by Ministry of Finance Regulation No. 279/KMK.01/1991.

(e)        In the case of a Borrowing by an Indonesian Borrower, the Indonesian version of this Agreement has been executed by the parties to this Agreement.

(f)        The Administrative Agent shall have received a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Effective Date are to be disbursed.

Each Borrowing shall be deemed to constitute a representation and warranty by the Loan Parties on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03 Initial Credit Event for each Additional Borrower. The obligation of each Lender to make Loans to any Designated Borrower that becomes a Designated Borrower after the Effective Date is subject to the satisfaction of the following conditions:

(a)        The Administrative Agent (or its counsel) shall have received such Designated Borrower’s Designated Borrower Request and Assumption Agreement duly executed by all parties thereto.

(b)        The Administrative Agent shall have received such documents (including such legal opinions) as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing of such Designated Borrower, the authorization of the Transactions insofar as they relate to such Designated Borrower and any other legal matters relating to such Designated Borrower, its Designated Borrower Request and Assumption Agreement or such Transactions, including, with respect to any Designated Borrower organized under the laws of any jurisdiction outside of the United States of America, a legal opinion from such Designated Borrower’s counsel in such jurisdiction, all in form and substance satisfactory to the Administrative Agent and its counsel.

(c)        The Administrative Agent and the Lenders shall have received (i) all documentation and other information reasonably requested by the Lenders or the Administrative Agent under applicable “know your customer” and any Anti-Money Laundering Laws, including the Act and (ii) a Beneficial Ownership Certification in relation to such Designated Borrower (or a certification that such Designated Borrower qualifies for an express exclusion from the “legal entity customer” definition under the Beneficial Ownership Regulations).

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Company (and each Borrower, solely as to itself and solely with respect to Sections 5.05(b), 5.06(b), 5.08, 5.09 and 5.10) covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements and Other Information. The Company will furnish to the Administrative Agent and each Lender:

(a)        within seven (7) Business Days following the date such information is filed with the SEC, and in any event not later than ninety-seven (97) days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of income or operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b)        within seven (7) Business Days following the date such information is filed with the SEC, and in any event not later than fifty-two (52) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company, (i) its consolidated balance sheet and related statements of income or operations, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, and (ii) the internally prepared consolidating balance sheets and statements of income or operations for each of Cabot Luxembourg, Cabot Germany, Cabot Switzerland, Cabot Carbon, Cabot Indonesia and Cabot Asia Pacific, all certified by a Financial Officer of the Company as presenting fairly in all material respects, and, in the case of clause (i) above, the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, as of such dates and for such periods, in each case, subject to normal year-end audit adjustments and the absence of footnotes;

(c)        concurrently with any delivery of financial statements under clause (a) or (b) above, a duly completed Compliance Certificate signed by a Financial Officer of the Company;

(d)        promptly after the same become available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;

(e)        promptly, and in any event within seven (7) Business Days after receipt thereof by the Company or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable foreign jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Company or any Subsidiary; and

(f)        promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to clauses (a), (b) or (d) of this Section (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (x) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Company shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5.02 Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)        the occurrence of any Default;

(b)        the occurrence of any ERISA Event (other than an ERISA Event under any of clauses (j), (l) or (m) of the definition thereof that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect);

(c)        any material change in accounting policies or financial reporting practices by the Company or any Subsidiary not otherwise reported in the Company’s SEC filings;

(d)        any published announcement by Moody’s or S&P of any change or possible change in the rating established or deemed to have been established for the Index Debt;

(e)        any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; and (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws;

(f)        promptly upon the request thereof, such other information and documentation required under applicable “know your customer” rules and regulations, the PATRIOT Act or any applicable Anti-Money Laundering Laws or Anti-Corruption Laws, in each case as from time to time reasonably requested by the Administrative Agent or any Lender; and

(g)        any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business. It will, and will cause each of its Subsidiaries to, (a) preserve, renew and keep in full force and effect its legal existence, (b) preserve, renew and keep in full force and effect its good standing under the laws of the jurisdiction of its organization or incorporation except as permitted under Section 6.02, (c) take all reasonable action to maintain all rights, licenses, permits, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (d) preserve and renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, sale, liquidation or dissolution permitted under Section 6.02.

SECTION 5.04 Payment of Obligations. It will, and will cause each of its Subsidiaries to, pay its material obligations and liabilities, including (a) all Tax liabilities, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted and (ii) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (b) all lawful material claims which, if unpaid, would by law become a Lien upon its property (other than Liens permitted by Section 6.01), and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

SECTION 5.05 Maintenance of Properties; Insurance.

(a)        It will, and will cause each of its Subsidiaries to, (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (ii) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that nothing in Section 5.05(a) shall prevent the Company or any Subsidiary from discontinuing the operations and maintenance of any of its properties or those of its Subsidiaries if such discontinuance is, in the judgment of the Company or such Subsidiary, desirable in the conduct of its or their business and which do not in the aggregate cause a Material Adverse Effect. Except as provided above, the Company shall maintain direct ownership of the majority of the tangible and intangible assets employed in connection with the Company’s United States domestic carbon black business.

(b)        It will, and will cause each of its Significant Subsidiaries to, maintain, with financially sound and reputable insurance companies that are not Affiliates of the Company, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses.

SECTION 5.06 Books and Records; Inspection Rights.

(a)        It will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP are made of all financial dealings and transactions in relation to its business and activities.

(b)        It will, and will cause each of its Subsidiaries to, permit any representatives and independent contractors designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and accounts with its directors, officers and independent accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours and not more than once each fiscal year; provided that if an Event of Default has occurred and is continuing, such representatives and independent contractors may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without prior notice.

SECTION 5.07 Compliance with Laws. It will, and will cause each of its Subsidiaries to, comply with all laws, rules and regulations and orders, injunctions, writs and decrees of any Governmental Authority applicable to it or its property, except where (a) the failure to do so could not reasonably be expected to result in a Material Adverse Effect and (b) the requirement to do so is being contested in good faith by appropriate proceedings diligently conducted. The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

SECTION 5.08 Use of Proceeds. The proceeds of the Loans will be used (i) for the repatriation of earnings of the Company’s Foreign Subsidiaries to the United States, (ii) the repayment of Indebtedness of any Borrower or Subsidiary of a Borrower owing to the Company or any of its Subsidiaries and (iii) for working capital and general corporate purposes (including capital expenditures). No Borrower will request any Borrowing, and no Borrower shall use the proceeds of any Borrowing, and each Loan Party shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use the proceeds of any Borrowing (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (c) in any other manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09 Swiss Non-Bank Rules. Each Swiss Borrower will ensure that it remains at all times in compliance with the Swiss Non-Bank Rules; provided that a Swiss Borrower shall not be in breach of this representation if its number of creditors that are not Swiss Qualifying Banks in respect of either the Swiss 10 Non-Bank Rule or the Swiss 20 Non-Bank Rule is exceeded solely because a Recipient has (i) made an incorrect declaration of its status as to whether or not it is a Swiss Qualifying Bank, (ii) failed to comply with its obligations under Section 10.04, or (iii) ceased to be a Swiss Qualifying Bank other than as a result of any change in Applicable Law after the date it became a Lender under this Agreement. For the purposes of compliance with this covenant, each Swiss Borrower shall assume that at any time during the term of this Agreement there may be up to ten Swiss Permitted Non-Qualifying Banks as Lenders (whether or not there are, at any time, any or less of such Swiss Permitted Non-Qualifying Banks as Lenders).

SECTION 5.10 Indonesian Translation; Indonesian Statement Letters. This Agreement is executed in a text using the English language and the Indonesian language. Both texts are the same and effective as of the execution of this Agreement. Each of the parties hereto agrees that if there is any conflict between the English language text and the Indonesian language text of this Agreement, the English language text shall, to the extent permitted by applicable law, prevail. Each of the parties hereto confirms that it has read and understood the content and consequences of this Agreement and has no objection if the English language text prevails in the event of any such conflict. Each Indonesian Borrower will use commercially reasonable efforts to provide the Administrative Agent, within 30 days of the Effective Date (or such later date as the

Administrative Agent may agree to in its sole discretion), with statement letters (surat keterangan) from the relevant district court, Indonesian National Arbitration Board, and commercial court having jurisdiction over the Indonesian Borrowers stipulating that the Indonesian Borrowers are not undergoing legal proceeding and the process of suspension of payments of creditor liabilities (known as Penundaan Kewajiban Pembayaran Utang or PKPU) or bankruptcy proceedings (known as Kepailitan) as a defaulting borrower, respectively.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Company covenants and agrees with the Lenders that:

SECTION 6.01 Liens. It will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property, asset or revenue now owned or hereafter acquired by it, except:

(a)        Permitted Encumbrances;

(b)        Liens on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.01; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c)        any Lien existing on any property or asset of a Person prior to the acquisition thereof by the Company or any Subsidiary or prior to merger or consolidation of such Person into the Company or any Subsidiary, or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that, in each case, (i) such Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may;

(d)        Liens securing purchase money Indebtedness; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(e)        any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(f)        leases or subleases granted to others not interfering in any material respect with the business of the Company or any Subsidiary;

(g)        Liens created or deemed to exist in connection with a Securitization Transaction (including any related filings of any UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions)) securing Indebtedness in an aggregate amount not to exceed $200,000,000 during the term of this Agreement, but only to the extent that any such Lien relates to the applicable property actually sold, contributed, financed or otherwise conveyed or pledged pursuant to such transaction;

(h)        normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(i)        Liens on commodities subject to any arrangement permitted under Section 6.03;

(j)        Liens securing Indebtedness (for working capital purposes) of any Foreign Subsidiary, but only to the extent that any such Lien relates to the property or assets of such Foreign Subsidiary;

(k)        Liens arising pursuant to any Swap Agreement;

(l)        any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Indebtedness is not increased and is not secured by any additional assets;

(m)        Liens arising in the ordinary course of business that (i) do not secure Indebtedness, (ii) do not secure any single obligation exceeding $50,000,000 and (iii) do not in the aggregate materially detract from the value of the assets of the Company or any Subsidiary or materially impair the use thereof in the operation of its business;

(n)        Liens on cash collateral created hereunder in favor of any Credit Party; and

(o)        Liens not otherwise permitted by the foregoing clauses of this Section securing Indebtedness in an aggregate principal amount at any time outstanding not to exceed ten percent (10%) of Consolidated Tangible Net Worth.

SECTION 6.02 Fundamental Changes. It will not, and will not permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests of any Subsidiary (in each case, whether now owned or hereafter acquired), or divide, liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(a)        any Subsidiary (i) that is not a Borrower may merge with the Company, provided that the Company shall be the continuing or surviving Person, (ii) may merge with any Borrower, provided that such Borrower shall be the continuing or surviving Person, or (iii) that is not a Borrower may merge with or into any other Subsidiary that is not a Borrower;

(b)        any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to another Subsidiary; provided that if the transferor in such a transaction is a Borrower, then the transferee must be a Borrower; and

(c)        the Company may sell, transfer, lease or otherwise dispose of its assets, or any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets, so long as the aggregate net book value of all such assets sold, transferred, leased or otherwise disposed of by the Company and its Subsidiaries in all transactions occurring from and after the date of this Agreement shall not exceed an amount equal to twenty-five percent (25%) of Consolidated Total Tangible Assets, measured as the sum of the percentages for each such transaction, in each case based upon the Consolidated Total Tangible Assets as of the end of the most recently completed fiscal year prior to the applicable sale, transfer, lease or other disposition.

SECTION 6.03 Investments, Loans, Advances, Guarantees and Acquisitions. It will not, and will not permit any of its Subsidiaries to, make any Investment where the aggregate consideration for such Investment exceeds $200,000,000, other than Permitted Investments and Permitted Acquisitions.

SECTION 6.04 Transactions with Affiliates. It will not, and will not permit any of its Subsidiaries to, enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than (a) reasonable and customary fees paid to members of the board of directors of the Company and its Subsidiaries, (b) transactions otherwise expressly permitted hereunder between the Company or any Subsidiary and any such Affiliate or (c) on fair and reasonable terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

SECTION 6.05 Financial Covenant. It will not permit the Consolidated Leverage Ratio as of the last day of any Reference Period to be greater than 3.50:1.00; provided, however, that at the election of the Company (prior written notice of which shall be given to the Administrative Agent), following the consummation of any Material Acquisition, the Consolidated Leverage Ratio (x) as at the end of the fiscal quarter in which such Material Acquisition occurs and the three fiscal quarters immediately thereafter, shall not be greater than 4.00:1.00 and (y) as at the end of any fiscal quarter thereafter, shall not be greater than 3.50:1.00.

SECTION 6.06 Organization Documents. It will not, and will not permit any of its Subsidiaries to, amend, modify or change its Organization Documents in any manner which could materially adversely affect the rights of the Credit Parties under the Loan Documents.

SECTION 6.07 Use of Proceeds. It will not, and will not permit any of its Subsidiaries to, use any part of the proceeds of any Loan to be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of any of the Regulations of the Board (including Regulations T, U and X), including to purchase or carry margin stock (within the meaning of Regulation U) other than stock of the Company or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

SECTION 6.08 Subsidiary Indebtedness. It will not permit, at any time, the aggregate Indebtedness of all Subsidiaries (excluding Indebtedness of a Subsidiary owing to a Borrower or to another Subsidiary but including the Indebtedness under this Agreement) to exceed 30% of Total Capitalization.

ARTICLE VII

Events of Default

SECTION 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a)        any Loan Party shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or otherwise;

(b)        any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days;

(c)        any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or in any respect if such representation or warranty is already qualified by concepts of materiality) when made or deemed made;

(d)        (i) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.03(a), 5.06(b), 5.08, 5.09 or 5.10 or in Article VI applicable to such Loan Party, or (ii) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01 or 5.02 and such failure shall continue unremedied for a period of five (5) Business Days after the earlier of any of the chief executive officer, president or any Financial Officer of the Company becoming aware of such failure or notice thereof by the Administrative Agent;

(e)        any Loan Party shall fail to observe or perform any covenant, condition or agreement applicable to such Loan Party contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of thirty (30) days after written notice from the Administrative Agent;

(f)        any Loan Party or any Significant Subsidiary (i) shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness or Guarantee (other than any Indebtedness or

Guarantee in connection with the JPM Credit Agreement) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000,000, or (ii) shall fail to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee (other than any Indebtedness or Guarantee in connection with the JPM Credit Agreement) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded;

(g)        any “event of default” shall occur under the terms of the JPM Credit Agreement, including as a result of the failure to make any payment when due or upon the date of maturity, termination or expiration of the JPM Credit Agreement (other than any such “event of default” under the JPM Credit Agreement which is cured or waived (including as a result of any amendment) under or with respect to the JPM Credit Agreement; provided that such cure or waiver under or with respect to JPM Credit Agreement shall not be deemed to cure or waive any Event of Default arising under the other provisions of this Section 7.01);

(h)        an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)        any Loan Party or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)        any Loan Party or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)        one or more final judgments for the payment of money in an aggregate amount in excess of $50,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) shall be rendered against any Loan Party or any Subsidiary and (i) the same shall remain undischarged for a period of ten (10) consecutive days during which execution shall not be effectively stayed by reason or pending appeal or otherwise, or (ii) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary to enforce any such judgment;

(l)        an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $50,000,000 from and after the Effective Date;

(m)        a Change in Control shall occur; or

(n)        any material provisions of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, shall cease to be in full force and effect; or any Loan Party or any other Person shall contest in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party shall deny that it has any or further liability or obligation under any material provisions of any Loan Document, or shall purport to revoke, terminate or rescind any material provision of any Loan Document;

then, and in every such event (other than an event with respect to any Loan Party described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the written request of the Required Lenders shall, by notice to the Borrowers and the Company, take any or all of the following actions, at the same or different times: (i) terminate the Commitments (including the Swingline Commitments), and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII

The Administrative Agent

SECTION 8.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as provided in Sections 8.06(b) the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 8.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03 Exculpatory Provisions.

(a)        The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)	shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)

shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)

shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their respective Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)        The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, under the circumstances as provided in Section 7.01 and Section 10.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by a Loan Party or a Lender.

(c)        The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.06 Resignation of Administrative Agent.

(a)        The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers (or the Company, on behalf of the Borrowers). Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers (or the Company, on behalf of the Borrowers), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)        If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company, on behalf of the Borrowers, and such Person, remove such Person as Administrative Agent and, in consultation with the Company, on behalf of the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)        With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan

Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)        Any resignation by, or removal of, Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as a Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender, and (ii) the retiring Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents.

SECTION 8.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

SECTION 8.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

SECTION 8.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)        to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.12, 2.13, 2.15, 2.17 and 10.03) allowed in such judicial proceeding; and

(b)        to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 10.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 8.10 Certain ERISA Matters.

(a)        Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that at least one of the following is and will be true:

(i)

such Lender is not using “plan assets” (within the meaning of Plan Asset Regulations) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans or the Commitments;

(ii)

the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii)

(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv)	such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)        In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE IX

Guaranty

SECTION 9.01 Guaranty. The Guarantor hereby absolutely, irrevocably and unconditionally guarantees as a primary obligor and not merely as a surety to the Administrative Agent for the benefit of the Credit Parties, and their respective permitted successors, endorsees, transferees and assigns, the prompt payment and performance of all Obligations of the Borrowers and their Subsidiaries, whether primary or secondary (whether by way of endorsement or otherwise), whether now existing or hereafter arising, whether or not from time to time reduced or extinguished (except by payment thereof) or hereafter increased or incurred, whether enforceable or unenforceable as against the Borrowers or any of their Subsidiaries, whether or not discharged, stayed or otherwise affected by any Debtor Relief Law or proceeding thereunder, whether created directly with the Administrative Agent or any other Credit Party or acquired by the Administrative Agent or any other Credit Party through assignment or endorsement or otherwise, whether matured or unmatured, whether joint or several, as and when the same become due and payable (whether at maturity or earlier, by reason of acceleration, mandatory repayment or otherwise), in accordance with the terms of any such instruments evidencing any such obligations, including all renewals, extensions or modifications thereof (all of the foregoing being hereafter collectively referred to as the “Guaranteed Obligations”).

SECTION 9.02 Bankruptcy Limitations on the Guarantor. Notwithstanding anything to the contrary contained in Section 9.01, it is the intention of the Guarantor and the Credit Parties that, in any proceeding involving the bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution or insolvency or any similar proceeding with respect to the Guarantor or its assets, the amount of the Guarantor’s obligations with respect to the Guaranteed Obligations (or any other obligations of the Guarantor to the Credit Parties) shall be equal to, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of Debtor Relief Laws. To that end, the Guarantor’s obligations with respect to the Guaranteed Obligations (or any other obligations of the Guarantor to the Credit Parties) or any payment made pursuant to such Guaranteed Obligations (or any other obligations of the Guarantor to the Credit Parties) would, but for the operation of the first sentence of this Section 9.02, be subject to avoidance or recovery in any such proceeding under Debtor Relief Laws, the amount of the Guarantor’s obligations with respect to the Guaranteed Obligations (or any other obligations of the Guarantor to the Credit Parties) shall be limited to the largest amount which, after giving effect thereto, would not, under Debtor Relief Laws, render the Guarantor’s obligations with respect to the Guaranteed Obligations (or any other obligations of the Guarantor to the Credit Parties) unenforceable or avoidable or otherwise subject to recovery under Debtor Relief Laws. To the extent any payment actually made pursuant to the Guaranteed Obligations exceeds the limitation of the first sentence of this Section 9.02 and is otherwise subject to avoidance and recovery in any such proceeding under Debtor Relief Laws, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment exceeds such limitation and the Guaranteed Obligations as limited by the first sentence of this Section 9.02 shall in all events remain in full force and effect and be fully enforceable against the Guarantor. The first sentence of this Section 9.02 is intended solely to preserve the rights of the Credit Parties hereunder against the Guarantor in such proceeding to the maximum extent permitted by Debtor Relief Laws and neither the Guarantor, the Borrowers, any other Guarantor nor any other Person shall have any right or claim under such sentence that would not otherwise be available under Debtor Relief Laws in such proceeding.

SECTION 9.03 No Subrogation. Notwithstanding any payment or payments by the Guarantor hereunder, or any setoff or application of funds of the Guarantor by the Administrative Agent or any other Credit Party, or the receipt of any amounts by the Administrative Agent or any other Credit Party with respect to any of the Guaranteed Obligations, the Guarantor shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any other Credit Party against the Borrowers or against any collateral security held by the Administrative Agent or any other Credit Party for the payment of the Guaranteed Obligations nor shall the Guarantor seek any reimbursement or contribution from the Borrowers in respect of payments made by the Guarantor in connection with the Guaranteed Obligations, until all amounts owing to the Administrative Agent and the Credit Parties on account of the Guaranteed Obligations (other than contingent indemnification obligations) are indefeasibly paid in full in cash and the Commitments are terminated. If any amount shall be paid to the Guarantor on account of such subrogation reimbursement or contribution rights at any time when all of such Guaranteed Obligations shall not have been indefeasibly paid in full, such amount shall be held by the Guarantor in trust for the Administrative Agent, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to the Administrative Agent in the exact form received by the Guarantor (duly endorsed by the Guarantor to the Administrative Agent, if required) to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as set forth in this Agreement.

SECTION 9.04 Nature of Guaranty.

(a)        The Guarantor agrees that this Guaranty is a continuing, unconditional guaranty of payment and performance and not of collection, and that its obligations under this Guaranty shall be primary, absolute and unconditional, irrespective of, and unaffected by:

(i)

the genuineness, legality, validity, regularity, enforceability or any future amendment of, or change in, or supplement to, this Agreement or any other Loan Document, or any other agreement, document or instrument to which the Borrowers, the Guarantor or any of its respective Subsidiaries or Affiliates is or may become a party, (including any increase in the Obligations resulting from any extension of additional credit or otherwise);

(ii)

any action under or in respect of this Agreement or any other Loan Document in the exercise of any remedy, power or privilege contained therein or available to any of them at law, in equity or otherwise, or waiver or refraining from exercising any such remedies, power or privileges (including any manner of sale, disposition or any application of any sums by whomever paid or however realized to any Guaranteed Obligations owing by the Borrowers or the Guarantor to the Administrative Agent or any other Credit Party in such manner as the Administrative Agent or any other Credit Party shall determine in its reasonable discretion);

(iii)

the absence of any action to enforce this Guaranty, this Agreement, or any other Loan Document or the waiver or consent by the Administrative Agent or any other Credit Party with respect to any of the provisions of this Guaranty, this Agreement or any other Loan Document;

(iv)

the existence, value or condition of, or failure to perfect its Lien against, any security for, if any, or other guaranty of the Guaranteed Obligations or any action, or the absence of any action, by the Administrative Agent or any other Credit Party in respect of such security, if any, or guaranty (including, without limitation, the release of any such security or guaranty);

(v)	any structural change in, restructuring of or other similar organizational change of the Borrowers, the Guarantor, any other guarantors or any of their respective Subsidiaries or Affiliates; or

(vi)	any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor;

(vii)

it being agreed by the Guarantor that, subject to the first sentence of Section 9.02, its obligations under this Guaranty shall not be discharged until the final indefeasible payment and performance, in full, of the Guaranteed Obligations (other than contingent indemnification obligations) and the termination of the Commitments.

(b)        The Guarantor represents, warrants and agrees that the Guaranteed Obligations and its obligations under this Guaranty are not and shall not be subject to any counterclaims, offsets or defenses of any kind (other than the defense of payment) against the Administrative Agent, the other Credit Parties or the Borrowers whether now existing or which may arise in the future.

(c)        The Guarantor hereby agrees and acknowledges that the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty, and all dealings among the Borrowers and the Guarantor, on the one hand, and the Administrative Agent and the other Credit Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty.

SECTION 9.05 Waivers. To the extent permitted by applicable law, the Guarantor expressly waives all of the following rights and defenses (and agrees not to take advantage of or assert any such right or defense):

(a)        any rights it may now or in the future have under any statute, or at law or in equity, or otherwise, to compel the Administrative Agent or any other Credit Party to proceed in respect of the Guaranteed Obligations against the Borrowers or any other Person or against any security for or other guaranty of the payment and performance of the Guaranteed Obligations before proceeding against, or as a condition to proceeding against, the Guarantor;

(b)        any defense based upon the failure of the Administrative Agent or any other Credit Party to commence an action in respect of the Guaranteed Obligations against the Borrowers, the Guarantor, any other guarantor or any other Person or any security for the payment and performance of the Guaranteed Obligations;

(c)        any right to insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshalling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by the Guarantor of its obligations under, or the enforcement by the Administrative Agent or the other Credit Parties of this Guaranty;

(d)        any right of diligence, presentment, demand, protest and notice (except as specifically required herein or in the other Loan Documents) of whatever kind or nature with respect to any of the Guaranteed Obligations or any requirement that any Credit Party protect, secure, perfect or insure any Lien or any property subject thereto and waives, to the fullest extent permitted by applicable law, the benefit of all provisions of applicable law which are or might be in conflict with the terms of this Guaranty, and also waives notice of acceptance of its obligations and notice of protest for nonpayment;

(e)        any failure of any Credit Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Credit Party; the Guarantor waiving any duty of the Credit Party to disclose such information;

(f)        any and all right to notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Administrative Agent or any other Credit Party upon, or acceptance of, this Guaranty; and

(g)        any right of setoff or recoupment or counterclaim against or in respect of the Guaranteed Obligations

The Guarantor agrees that any notice or directive given at any time to the Administrative Agent or any other Credit Party which is inconsistent with any of the foregoing waivers shall be null and void and may be ignored by the Administrative Agent or such Credit Party, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless the Administrative Agent and the Required Lenders have specifically agreed otherwise in writing. The foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and, but for this Guaranty and such waivers, the Administrative Agent and other Credit Parties would decline to enter into this Agreement and the other Loan Documents.

SECTION 9.06 Modification of Loan Documents, etc. Neither the Administrative Agent nor any other Credit Party shall incur any liability to the Guarantor as a result of any of the following, and none of the following shall impair or release this Guaranty or any of the obligations of the Guarantor under this Guaranty:

(a)        any change or extension of the manner, place or terms of payment of, or renewal or alteration of all or any portion of, the Guaranteed Obligations;

(b)        any action under or in respect of this Agreement or any other Loan Document in the exercise of any remedy, power or privilege contained therein or available to any of them at law, in equity or otherwise, or waiver or refraining from exercising any such remedies, powers or privileges;

(c)        any amendment to, or modification of, in any manner whatsoever, any Loan Document;

(d)        any extension or waiver of the time for performance by the Guarantor, any other guarantor, the Borrowers or any other Person of, or compliance with, any term, covenant or agreement on its part to be performed or observed under a Loan Document, or waiver of such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

(e)        the taking and holding of security or collateral for the payment of the Guaranteed Obligations or the sale, exchange, release, disposal of, or other dealing with, any property pledged, mortgaged or conveyed, or in which the Administrative Agent or the other Credit Parties have been granted a Lien, to secure any Indebtedness of the Guarantor, any other guarantor or the Borrowers to the Administrative Agent or the other Credit Parties;

(f)        the release of anyone who may be liable in any manner for the payment of any amounts owed by the Guarantor, any other guarantor or the Borrowers to the Administrative Agent or any other Credit Party;

(g)        any modification or termination of the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of the Guarantor, any other guarantor or the Borrowers are subordinated to the claims of the Administrative Agent or any other Credit Party; or

(h)        any application of any sums by whomever paid or however realized to any Guaranteed Obligations owing by the Guarantor, any other guarantor or the Borrowers to the Administrative Agent or any other Credit Party in such manner as the Administrative Agent or any other Credit Party shall determine in its reasonable discretion.

SECTION 9.07 Demand by the Administrative Agent. In addition to the terms set forth in this Article IX and in no manner imposing any limitation on such terms, if all or any portion of the then outstanding Guaranteed Obligations are declared to be immediately due and payable, then the Guarantor shall, upon demand in writing therefor by the Administrative Agent to the Guarantor, pay all or such portion of the outstanding Guaranteed Obligations due hereunder then declared due and payable.

SECTION 9.08 Remedies. Upon the occurrence and during the continuance of any Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, enforce against the Guarantor its obligations and liabilities hereunder and exercise such other rights and remedies as may be available to the Administrative Agent hereunder, under this Agreement, the other Loan Documents or otherwise.

SECTION 9.09 Benefits of Guaranty. The provisions of this Guaranty are for the benefit of the Administrative Agent and the other Credit Parties and their respective permitted successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between the Borrowers and their Subsidiaries, the Administrative Agent and the other Credit Parties, the obligations of the Borrowers and their Subsidiaries under the Loan Documents. In the event all or any part of the Guaranteed Obligations are transferred, endorsed or assigned by the Administrative Agent or any other Credit Party to any Person or Persons as permitted under this Agreement, any reference to an “Administrative Agent”, or “Credit Party” herein shall be deemed to refer equally to such Person or Persons.

SECTION 9.10 Termination; Reinstatement.

(a)        Subject to clause (c) below, this Guaranty shall remain in full force and effect until all the Guaranteed Obligations (other than contingent indemnification obligations) and all the obligations of the Guarantor shall have been indefeasibly paid in full in cash and the Commitments terminated.

(b)        No payment made by the Borrowers, the Guarantor, any other guarantor or any other Person received or collected by the Administrative Agent or any other Credit Party from the Borrowers, the Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by the Guarantor in respect of the obligations of the Guarantor or any payment received or collected from the Guarantor in respect of the obligations of the Guarantor), remain liable for the obligations of the Guarantor up to the maximum liability of the Guarantor hereunder until the Guaranteed Obligations (other than contingent indemnification obligations) and all the obligations of the Guarantor shall have been indefeasibly paid in full in cash and the Commitments terminated.

(c)        The Guarantor agrees that, if any payment made by the Borrowers or any other Person applied to the Guaranteed Obligations is at any time avoided, annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or is repaid in whole or in part pursuant to a good faith settlement of a pending or threatened avoidance claim, or the proceeds of any collateral are required to be refunded by the Administrative Agent or any other Credit Party to the Borrowers, its estate, trustee, receiver or any other Person, including, without limitation, the Guarantor, under any applicable law or equitable cause, then, to the extent of such payment or repayment, the Guarantor’s liability hereunder (and any Lien or collateral securing such liability, if any) shall be and remain in full force and effect, as fully as if such payment had never been made, and, if prior thereto, this Guaranty shall have been canceled or surrendered (and if any Lien or collateral securing the Guarantor’s liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), this Guaranty (and such Lien or collateral, if any) shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of the Guarantor in respect of the amount of such payment (or any Lien or collateral securing such obligation, if any).

SECTION 9.11 Payments. Any payments by the Guarantor shall be made to the Administrative Agent, to be credited and applied to the Guaranteed Obligations in accordance with Section 2.18, in immediately available U.S. Dollars or such other currency specified by the Administrative Agent to an account designated by the Administrative Agent or at any address that may be specified in writing from time to time by the Administrative Agent. The Guarantor further agrees that if payment in respect of any Obligation shall be due in a Foreign Currency and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any Credit Party, not consistent with the protection of its rights or interests, then, at the election of the Administrative Agent, the Guarantor shall make payment of such Obligation in U.S. Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify the Credit Parties against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment. The Guarantor shall pay and indemnify each Indemnitee against Indemnified Taxes and Other Taxes to the extent the Borrowers would be required to do so pursuant to Section 2.17.

SECTION 9.12 Injunctive Relief. The Guarantor and Borrowers recognize that, in the event the Guarantor and Borrowers fail to perform, observe or discharge any of its obligations or liabilities under this Guaranty, this Agreement or any other Loan Document, any remedy of law may prove to be inadequate relief to the Administrative Agent and the other Credit Parties. Therefore, the Guarantor and Borrowers agree that the Administrative Agent and the other Credit Parties, at the option of the Administrative Agent and the other Credit Parties, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

SECTION 9.13 No Waiver by Course of Conduct. No course of dealing between the Loan Parties, the Administrative Agent or any Credit Party or their respective agents or employees shall be effective to change, modify or discharge any provision of this Guaranty or any other Loan Documents or to constitute a waiver of any Default. The enumeration of the rights and remedies of the Administrative Agent and the other Credit Parties set forth in this Guaranty is not intended to be exhaustive and the exercise by the Administrative Agent and the other Credit Parties of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.

SECTION 9.14 Subordination of Intercompany Indebtedness. Any Indebtedness of any Borrowers or any other Credit Party now or hereafter held by the Guarantor is hereby subordinated in right of payment to the prior indefeasible payment in full in cash of all of the Guaranteed Obligations. Notwithstanding the foregoing, prior to the occurrence of a Default, any Borrowers or any other Credit Party may make any payments (whether principal, interest, fees, expenses or any other payment of any kind) to the Guarantor on account of any such Indebtedness. After the occurrence and during the continuance of a Default, the Guarantor will not demand, sue for, or otherwise attempt to collect any such Indebtedness until the indefeasible payment in full in cash of the Guaranteed Obligations and termination or expiration of the Commitments under this Agreement. If any amount shall erroneously be paid to the Guarantor on account of any such Indebtedness of any Credit Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

SECTION 9.15 Advice of Counsel, No Strict Construction; Acknowledgements. Each of the parties represents to each other party hereto that it has discussed this Guaranty with its counsel. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty. The Guarantor hereby acknowledges that no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby or thereby among the Credit Parties or among the Guarantor and the Credit Parties.

ARTICLE X

Miscellaneous

SECTION 10.01 Notices.

(a)        Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)	if to any Loan Party, to the Company at Cabot Corporation, Two Seaport Lane, Boston, Massachusetts 02210-2019, Attention of Steven J. Delahunt (Telecopy No. (617) 342-6208);

with copies to (which shall not constitute notice to any Loan Party):

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10031

Attention: Jay Kim

Email: jay.kim@ropesgray.com

Telephone: (212) 497-3626

Facsimile: (646) 728-1667

(ii)	if to the Administrative Agent, in the case of Borrowings. to:

Email: Agencyservices.requests@wellsfargo.com, and for informational purposes:

Wells Fargo Bank, National Association

1525 W W.T. Harris Blvd,

Charlotte, NC 28262

Attention: Agency Services team

Email: Agencyservices.requests@wellsfargo.com

(iii)	if to a Swingline Lender:

(A)	Email: Agencyservices.requests@wellsfargo.com, and for informational purposes:

Wells Fargo Bank, National Association

1525 W W.T. Harris Blvd,

Charlotte, NC 28262

Attention: Agency Services team

Email: Agencyservices.requests@wellsfargo.com, and

(B)        in the case of any other Swingline Lender, its address (or telecopy number) set forth in its Administrative Questionnaire;

(iv)	and if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through the Platform, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)        Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)        Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(d)        Platform.

(i)	Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the other Lenders by posting the Borrower Materials on the Platform.

(ii)

The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Loan Party, any Lender, any or other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).

SECTION 10.02 Waivers; Amendments.

(a)        No failure or delay by any Credit Party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 7.01 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) each Swingline Lender from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as a Swingline Lender, as applicable) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.18) or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise provided to the Administrative Agent pursuant to Section 7.01 and (y) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights or remedies available to it and as authorized by the Required Lenders.

(b)        Subject to Section 10.02(c) below, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.02 or of any Default is not considered an increase in Commitments of any Lender), (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, provided, however, that only the consent of the Required Lenders shall be necessary to amend the provisions with respect to the application of default rate interest described in Section 2.13(c) and the last paragraph of Article VII or waive any obligation of any Borrower to pay interest or fees at such default rate, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment (in each case excluding, for the avoidance of doubt, mandatory prepayments under Section 2.11(c)), or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release the Company from its obligations under the Loan Documents without the written consent of each Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vii) change any of the provisions of Section 2.23, or (viii) change the definition of “Agreed Currencies” without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Swingline Lenders hereunder without the prior written consent of the Administrative Agent or the Swingline Lenders, as the case may be.

(c)        If the Administrative Agent and the Loan Parties acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Loan Parties shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement. If the

Administrative Agent and the Loan Parties make or implement any such amendment, modification or supplement to any Loan Document, the Administrative Agent agrees (without limiting or affecting the validity of any such amendment, modification or supplement) to give prompt notice thereof to the Lenders including (if appropriate) a copy of such Loan Document as so amended, modified or supplemented.

SECTION 10.03 Expenses; Indemnity; Damage Waiver.

(a)        Each Borrower (in each case with several liability to the extent on account of such Borrower or to the extent of Loans made to such Borrower) and the Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arranger and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Credit Parties, including the reasonable fees, charges and disbursements of one counsel (and one local counsel in each relevant jurisdiction) for the Administrative Agent and one counsel (and one local counsel in each relevant jurisdiction) for all other Credit Parties, in connection with the enforcement or protection of their rights in connection with any Loan Document, including their rights under this Section, or in connection with the Loans hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)        Each Borrower (in each case with several liability to the extent on account of such Borrower or to the extent of Loans made to such Borrower) and the Company shall indemnify each Credit Party and its Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any Subsidiary, or any Environmental Liability related in any way to the Company or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by any Loan Party or its equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the breach by such Indemnitee of its funding obligations hereunder, to the extent caused by the inability of such Indemnitee to satisfy such funding obligations because of its status as a Defaulting Lender under clause (d) of the definition thereof, or (z) result from a claim brought by any Loan Party against such Indemnitee for breach in bad faith of such Indemnitee’s obligations under any Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 10.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)        To the extent that the Company or any Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Swingline Lenders under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, each Swingline Lender, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Swingline Lenders in their capacity as such.

(d)        To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof; provided, that nothing in this clause (d) shall relieve the Loan Parties of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)        All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 10.04 Successors and Assigns.

(a)        The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Assignee) all or a portion of its rights and obligations under the Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)        the Company, provided that, the Company shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided further that no consent of the Company shall be required for an assignment to a Lender (other than a Defaulting Lender), an Affiliate of a Lender (other than a Defaulting Lender), an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B)        the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender (other than a Defaulting Lender) or an Affiliate of a Lender (other than a Defaulting Lender); and

(C)        each Swingline Lender.

(ii)	Assignments shall be subject to the following additional conditions:

(A)        except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B)        each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under the Loan Documents;

(C)        the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500;

(D)        the assignee shall deliver to the Administrative Agent, withholding agent and/or the Loan Parties, as applicable, any documentation required by Sections 2.17(f) and (g); and

(E)        the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii)

Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under the Loan Documents (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party thereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03). Any assignment or transfer by a Lender of rights or obligations under the Loan Documents that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)

The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers and the Credit Parties shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)

Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), any documentation required by Sections 2.17(f) and (g), the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Sections 2.05(d), 2.07(b), 2.18(d) or 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)         Any Lender may, without the consent of any Loan Party, the Administrative Agent, or the Swingline Lenders, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Assignee, in all or a portion of such Lender’s rights and obligations under the Loan Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under the Loan Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Sections 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under Section 2.17(g) shall be delivered to the Company, on behalf of the Borrowers, and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Loan Parties, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or is otherwise required by law. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)        Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)        Notwithstanding the above, unless an Event of Default is continuing,

(i)         A Lender under this Agreement shall give each Swiss Borrower notice of any assignment or transfer of any rights or obligations hereunder in whole or in part (along with confirmation as to whether the assignee or transferee is (1) a Swiss Qualifying Bank or (2) not a Swiss Qualifying Bank) at least ten (10) Business Days prior to such assignment or transfer; and

(ii)         A Swiss Borrower may make a written objection to such Lender under this Agreement prior to such assignment or transfer based on such Swiss Borrower’s reasonable belief that such assignment or transfer would violate the Swiss 10 Non-Bank Rule; and (iii) if such objection is made, such assignment or transfer shall be effected only with such Swiss Borrower’s consent, not to be unreasonably withheld or delayed (it being unreasonable to withhold consent unless such assignment or transfer would violate the Swiss 10 Non-Bank Rule and assuming, for the avoidance of doubt, that at any time during the term of this Agreement there may be up to ten Swiss Permitted Non-Qualifying Banks as Lenders (whether or not there are, at any time, any or less of such Swiss Permitted Non-Qualifying Banks as Lenders)).

(iii)         Each Person that becomes a party to this Agreement shall confirm prior to becoming a party to this Agreement which of the following categories it falls in: (1) a Swiss Qualifying Bank, or (2) not a Swiss Qualifying Bank.

SECTION 10.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06 Counterparts; Integration; Effectiveness; Electronic Execution.

(a)        This Agreement (including the Indonesian version of this Agreement) may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)        Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(c)        The Indonesian version of this Agreement, when it is executed, shall not be construed by any Party as creating different rights and obligations, or duplications or multiplication of the rights and obligations of the Parties under any version of this Agreement, and shall be deemed to be effective from the date of execution of the English language version.

SECTION 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, and in whatever currency denominated) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of a Borrower or any other Loan Party against any and all of the Obligations of such Borrower or such Loan Party, as applicable, now or hereafter existing under this Agreement or any other Loan Document to such Lender or any of its respective Affiliates, irrespective of whether or not such Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of a Borrower or any other Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender or any Affiliate thereof shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate of a Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender or its Affiliate shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or any of its Affiliates as to which such right of setoff was exercised. The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Borrowers, the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.09 Governing Law; Jurisdiction; Consent to Service of Process; Language Choice.

(a)        This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)        Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Credit Party may otherwise have to bring any action or proceeding relating to this Agreement against any Loan Party or its properties in the courts of any jurisdiction.

(c)        Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)        Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

(e)        Without limiting the foregoing, each Borrower hereby irrevocably designates the Company, at its address set forth in Section 10.01, as the designee, appointee and agent of such Borrower to receive, for and on behalf of such Borrower, service of process in such respective jurisdictions in any legal action or proceeding with respect to this Agreement or any other Loan Document.

(f)        The parties hereto have requested that this Agreement and any document relating thereto be drafted in English. In the event this Agreement is translated in order to comply with the laws and regulations of the Indonesian Borrowers and in the event that there is a discrepancy between the interpretation of English text with the translation, the parties agree that the English text will prevail.

SECTION 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12 Confidentiality.

(a)        Each Credit Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’

directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or under any other Loan Document, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (vii) with the consent of the Company or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to any Credit Party on a non-confidential basis from a source other than any Loan Party. For the purposes of this Section, “Information” means all information received from any Loan Party relating to such Loan Party or its business, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by such Loan Party and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers that service the lending industry; provided that, in the case of information received from such Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)        EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)        ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE LOAN PARTIES OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE LOAN PARTIES AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC

INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 10.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB to the date of repayment, shall have been received by such Lender.

SECTION 10.14 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Loan Parties that pursuant to the requirements of the Act or any other Anti-Money Laundering Laws, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the names and addresses of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the Act or such Anti-Money Laundering Laws.

SECTION 10.15 No Advisory or Fiduciary Responsibility.

(a)        In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, and the Loan Parties are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Arranger and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent, the Arranger or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Arranger or Lender has advised or is currently advising the Loan Parties or any of their Affiliates on other matters) and none of the Administrative Agent, the Arranger or the Lenders has any obligation to the Loan Parties or any of their Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Loan Parties and their respective Affiliates, and none of the Administrative Agent, the Arranger or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Arranger and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.

(b)        Each Loan Party acknowledges and agrees that each Lender, the Arranger and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of Loan Parties, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Arranger or Affiliate thereof were not a Lender or Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the credit facilities) and without any duty to account therefor to any other Lender, the Arranger, the Loan Parties or any Affiliate of the foregoing. Each Lender, the Arranger and any Affiliate thereof may accept fees and other consideration from the Loan Parties or any Affiliate thereof for services in connection with this Agreement, the Credit Facilities or otherwise without having to account for the same to any other Lender, the Arranger, the Loan Parties or any Affiliate of the foregoing.

SECTION 10.16 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)        the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)        the effects of any Bail-In Action on any such liability, including, if applicable

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

CABOT CORPORATION, as the Company and as Guarantor

By:	/s/ Erica McLaughlin
Name:	Erica McLaughlin
Title:	Senior Vice President and Chief Financial Officer

CABOT LUXEMBOURG TC S.A.R.L., LUXEMBOURG, SCHAFFHAUSEN BRANCH, as a Borrower

By:	/s/ Janine Maus
Name:	Janine Maus
Title:	Branch Office Manager

By:	/s/ Aled Rees
Name:	Aled Rees
Title:	Authorized Signatory

CABOT GMBH, as a Borrower

By:	/s/ Andreas Cendra
Name:	Andreas Cendra
Title:	Managing Director

By:	/s/ Milto Vlachos
Name:	Milto Vlachos
Title:	Managing Director

CABOT SWITZERLAND GMBH, as a Borrower

By:	/s/ Ivana Jovanovic
Name:	Ivana Jovanovic
Title:	Manager

By:	/s/ Aled Rees
Name:	Aled Rees
Title:	President of Management

[SIGNATURE PAGE TO CREDIT AGREEMENT (EMEA SUBSIDIARIES 2019)]

CABOT CARBON LIMITED, as a Borrower

By:	/s/ Ivana Jovanovic
Name:	Ivana Jovanovic
Title:	Director

By:	/s/ Helen McCulloch
Name:	Helen McCulloch
Title:	Director

PT CABOT INDONESIA, as a Borrower

By:	/s/ Chew Chee Hean
Name:	Chew Chee Hean
Title:	Director

By:	/s/ Dixy Olyviardy
Name:	Dixy Olyviardy
Title:	President Director

PT CABOT ASIA PACIFIC SOUTH, as a Borrower

By:	/s/ Chew Chee Hean
Name:	Chew Chee Hean
Title:	Director

By:	/s/ Dixy Olyviardy
Name:	Dixy Olyviardy
Title:	President Director

[SIGNATURE PAGE TO CREDIT AGREEMENT (EMEA SUBSIDIARIES 2019)]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent, a Lender and a Swingline Lender

By:	/s/ Christopher S. Allen
Name:	Christopher S. Allen
Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Mark Irey
Name:	Mark Irey
Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Michael Richards
Name:	Michael Richards
Title:	Senior Vice President

MIZUHO BANK, LTD., as a Lender

By:	/s/ Donna DeMagistris
Name:	Donna DeMagistris
Title:	Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT (EMEA SUBSIDIARIES 2019)]

Schedule 2.01 – Commitments

Lender	Commitment	Swingline Commitment	Initial Applicable Percentage
Wells Fargo Bank, N.A.	€100,000,000	$30,000,000	33.333333333%
U.S. Bank National Association	€75,000,000	$0	25.000000000%
PNC Bank, National Association	€75,000,000	$0	25.000000000%
Mizuho Bank, LTD.	€50,000,000	$0	16.666666667%

Total	€300,000,000	$30,000,000	100.000000000%

Schedule 6.01 – Existing Liens

None.